   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 28, 1997

                                                    REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                   FORM SB-2

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                    DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC.
                 (Name of Small Business Issuer in its Charter)

           DELAWARE                          3843                  13-3152648
  (State or Jurisdiction of      (Primary Standard Industrial   (I.R.S. Employer
Incorporation or Organization)   Classification Code Number)     Identification
                                                                      No.)

       200 NORTH WESTLAKE BOULEVARD, SUITE 202,WESTLAKE VILLAGE, CA 91362
                                 (805) 381-2700
         (Address and Telephone Number of Principal Executive Offices)
      200 NORTH WESTLAKE BOULEVARD, SUITE 202, WESTLAKE VILLAGE, CA 91362
                                 (805) 381-2700
(Address of Principal Place of Business or Intended Principal Place of Business)
                               RONALD E. WITTMAN
                    200 NORTH WESTLAKE BOULEVARD, SUITE 202
                           WESTLAKE VILLAGE, CA 91362
                                 (805) 381-2700
           (Name, Address and Telephone number of Agent for Service)
                         ------------------------------
                          COPIES OF COMMUNICATIONS TO:

   C.N. Franklin Reddick III, Esq.               David Alan Miller, Esq.
        Murray Markiles, Esq.                     Peter M. Ziemba, Esq.
Troop Meisinger Steuber & Pasich, LLP            Graubard Mollen & Miller
       10940 Wilshire Boulevard                      600 Third Avenue
    Los Angeles, California 90024                New York, NY 10016-2097
            (310) 824-7000                            (212) 818-8800
          Fax (310) 443-8601                        Fax (212) 818-8881

                         ------------------------------

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                         ------------------------------

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                                     PROPOSED MAXIMUM       PROPOSED MAXIMUM
                  TITLE OF EACH CLASS OF                        AMOUNT TO BE        OFFERING PRICE PER     AGGREGATE OFFERING
               SECURITIES TO BE REGISTERED                       REGISTERED              SHARE(1)               PRICE(1)
Shares of Common Stock $.01 par value (Common Stock)(2)...        1,725,000                $5.00               $8,625,000
Redeemable Common Stock Purchase Warrants, each to
  purchase one share of Common Stock (Warrants)(3)........        1,725,000                $.75                $1,293,750
Shares of Common Stock underlying Warrants................        1,725,000              $5.00(4)              $8,625,000
Underwriter's Purchase Option(5)..........................            1                    $100                   $100
Shares of Common Stock included as part of Underwriter's
  Purchase Option.........................................         150,000                 $5.50                $825,000
Warrants included as part of Underwriter's Purchase
  Option(5)...............................................         150,000                 $.825                $123,750
Shares of Common Stock underlying Warrants included as
  part of Underwriter's Purchase Option...................         150,000                 $5.00                $750,000
Warrants issued to investors in a private placement.......        1,600,000                $.75                $1,200,000
Shares of Common Stock underlying the Warrants issued to
  investors in a private placement........................        1,600,000                $5.00               $8,000,000
Total.....................................................           --                     --                 $29,442,600


                  TITLE OF EACH CLASS OF                          AMOUNT OF
               SECURITIES TO BE REGISTERED                    REGISTRATION FEE
Shares of Common Stock $.01 par value (Common Stock)(2)...        $2,613.63
Redeemable Common Stock Purchase Warrants, each to
  purchase one share of Common Stock (Warrants)(3)........         $392.05
Shares of Common Stock underlying Warrants................        $2,613.63
Underwriter's Purchase Option(5)..........................           --
Shares of Common Stock included as part of Underwriter's
  Purchase Option.........................................         $250.00
Warrants included as part of Underwriter's Purchase
  Option(5)...............................................           --
Shares of Common Stock underlying Warrants included as
  part of Underwriter's Purchase Option...................         $227.27
Warrants issued to investors in a private placement.......         $363.64
Shares of Common Stock underlying the Warrants issued to
  investors in a private placement........................        $2,424.24
Total.....................................................        $8,922.00

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

(2) Includes 225,000 shares of Common Stock which may be issued on exercise of a 45-day option granted to the Underwriter to cover over-allotments, if any. See "Underwriting."

(3) Includes 225,000 Warrants which may be issued on exercise of a 45-day option granted to the Underwriter to cover over-allotments, if any.

(4) Represents the exercise price of the Warrants.

(5) To be sold to the Underwriter. Pursuant to Rule 457(g), no separate registration fee is required.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

     SUBJECT TO COMPLETION, PRELIMINARY PROSPECTUS DATED FEBRUARY 28, 1997

                    DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC.

                      1,500,000 SHARES OF COMMON STOCK AND
              1,500,000 REDEEMABLE COMMON STOCK PURCHASE WARRANTS

    All of the 1,500,000 shares of common stock ("Common Stock") and 1,500,000 Redeemable Common Stock Purchase Warrants ("Warrants") offered hereby (together, "Securities") are being sold by Dental/Medical Diagnostic Systems, Inc. ("Company"). Each Warrant entitles the holder to purchase one share of Common Stock at a price of $5.00 per share during the four year period commencing one year from the date of this Prospectus. The Company may redeem the Warrants, once they become exercisable, at a price of $.01 per Warrant, upon not less than 30 days' prior written notice if the last sale price of the Common Stock has been at least 190% of the then current exercise price of the Warrants ($9.50 based upon $5.00 exercise price) on each of the 10 consecutive trading days ending on the third day prior to the date on which notice is given. See "Description of Securities."

    Prior to this Offering, there has been only a limited public market for the Common Stock and no public market for the Warrants. The Common Stock is quoted on the NASD OTC Bulletin Board ("OTC Bulletin Board") under the symbol "DMDS." On February 14, 1997, the high bid and low ask price of the Common Stock were $4.375 and $4.375, respectively. See "Price Range of the Common Stock." The Company has applied to have the Common Stock and the Warrants approved for quotation on the Nasdaq SmallCap Market under the symbols "DMDS" and "DMDW," respectively. There can be no assurance that an active trading market will develop for either the Common Stock or the Warrants, or that, if developed, any such market will be sustained. It is anticipated that the initial public offering price will be between $4.00 and $5.00 per share of Common Stock and between $.25 and $.75 per Warrant. See "Underwriting" for information relating to the factors considered in determining the public offering price of the Securities and the exercise price of the Warrants.
                           --------------------------

    AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION. PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE DISCUSSION UNDER "RISK FACTORS" COMMENCING ON PAGE 8 AND "DILUTION" ON PAGE 15 OF THIS PROSPECTUS.
                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                                                        PRICE        UNDERWRITING       PROCEEDS
                                                         TO          DISCOUNTS AND         TO
                                                       PUBLIC       COMMISSIONS(1)     COMPANY(2)
Per Share........................................         $                $                $
Per Warrant......................................         $                $                $
Total(3).........................................         $                $                $

(1) Does not include a 3% nonaccountable expense allowance which the Company has agreed to pay the Underwriter. The Company has also agreed to sell the Underwriter an option ("Underwriter's Purchase Option") to purchase 150,000 shares of the Common Stock and/or 150,000 Warrants and to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended ("Securities Act"). See "Underwriting."

(2) Before deducting expenses payable by the Company, including the
    nonaccountable expense allowance in the amount of $         ($         if
    the Underwriter's over-allotment option is exercised in full), estimated at
    approximately $         .

(3) The Company has granted the Underwriter an option, exercisable within 45 days from the date of this Prospectus, to purchase up to 225,000 additional shares of the Common Stock and/or 225,000 additional Warrants on the same terms set forth above, solely for the purpose of covering over-allotments, if any. If such over-allotment option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, and Proceeds to Company
    will be $         , $        and $         , respectively. See
    "Underwriting."

    This Prospectus also relates to the offer and sale by certain persons ("Selling Securityholders") of the Warrants issued to the Selling Securityholders in exchange for the warrants ("Bridge Warrants") that were issued to them in connection with the Company's November 1996 bridge financing ("Bridge Financing"). The Warrants offered by the Selling Securityholders are not part of this underwritten Offering and the Company will not receive any of the proceeds from the sale of such Warrants. Without the prior consent of the Underwriter, the Selling Securityholders may not sell such Warrants for a period of 24 months from the date of this Prospectus.

    The Securities are being offered by the Underwriter subject to prior sale, when, as and if delivered to and accepted by the Underwriter and subject to the approval of certain legal matters by counsel and certain other conditions. The Underwriter reserves the right to withdraw, cancel, or modify this Offering and to reject any order in whole or in part. It is expected that delivery of certificates representing the Securities will be made against payment thereof at the offices of the Underwriter in Jersey City, New Jersey, on or about
           , 1997.

                           M.H. MEYERSON & CO., INC.
                                  FOUNDED 1960
                            525 WASHINGTON BOULEVARD
                         JERSEY CITY, NEW JERSEY 07310
                                 (201) 459-9500
                                 (800) 888-8118
                The date of this Prospectus is            , 1997

[Inside Cover:Photograph depicting TeliCam intraoral camera, monitor with dentist and patient in the foreground]

    -      Network-ready

    -      Built-in Video Capture Mechanism

    -      TeliCam's Upgradable Microprocessor Chip

    -      Uni lens Handpiece Design

    -      Ergonomically-Balanced Handpiece

    -      Innovative Control Panel

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF THE COMMON STOCK AND THE WARRANTS AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO) APPEARING ELSEWHERE IN THIS PROSPECTUS. EACH PROSPECTIVE INVESTOR IS URGED TO READ THIS PROSPECTUS IN ITS ENTIRETY. UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS HAS BEEN ADJUSTED TO REFLECT A ONE-FOR-2.197317574 REVERSE STOCK SPLIT OF THE COMMON STOCK EFFECTED ON JANUARY 13, 1997, AND A PROPOSED ONE-FOR-1.333333333 REVERSE STOCK SPLIT WHICH THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED AND WHICH WILL BE SUBMITTED TO VOTE OF THE STOCKHOLDERS ON MARCH 21, 1997 ("REVERSE STOCK SPLITS"). THIS PROSPECTUS AND OTHER INFORMATION INCORPORATED HEREIN, CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF, AMONG OTHER FACTORS, THE FACTORS SET FORTH UNDER THE CAPTION "RISK FACTORS" COMMENCING ON PAGE 8 OF THIS PROSPECTUS. PROSPECTIVE PURCHASERS OF THE SECURITIES OFFERED HEREBY SHOULD CAREFULLY CONSIDER THE SPECIFIC MATTERS SET FORTH UNDER "RISK FACTORS," AS WELL AS THE OTHER INFORMATION AND DATA INCLUDED IN THIS PROSPECTUS, PRIOR TO MAKING AN INVESTMENT IN THE SECURITIES OFFERED HEREBY.

                                  THE COMPANY

    Dental/Medical Diagnostic Systems, Inc. ("Company"), designs, develops, manufactures and sells high technology dental equipment. Currently, the Company's primary emphasis is on the manufacture and sale of an intraoral camera system known as the TeliCam System and a dental office networking system, known as InTELInet, for use in connection with the TeliCam System. The TeliCam System displays close-up color video images of dental patients' teeth and gums. These TeliCam images assist dentists in displaying dental health and hygiene problems to patients and, as a result of such display, promote patient acceptance of treatment plans. The TeliCam System offers dentists the ability to capture and display multiple video images without an expensive external capture device such as a video cassette recorder or color printer, thereby providing a low-cost alternative to the more expensive traditional intraoral dental camera systems. For this reason, the Company believes that the TeliCam System should be particularly attractive to the overseas market because printed copies of dental images are not generally required by foreign insurance companies. The Company commenced shipments of TeliCam Systems to customers in February 1996. Through December 31, 1996, the Company had sold 2,070 TeliCam Systems to dentists throughout the United States, as well as several dental schools, and 940 TeliCam Systems internationally. The Company is in the process of finalizing the development of an enhanced version of the TeliCam System, the DMD System One, which it anticipates introducing in the third quarter of 1997.

    In November 1996, the Company introduced the InTELInet networking system for the TeliCam System. The InTELInet networking system allows networking of multiple TeliCam Systems in a dental practice so that each TeliCam System connects to a central printer. Because the TeliCam System has the capability to capture and store images in its CCD chip, the TeliCam System, unlike competing intraoral dental camera systems, does not require the memory of a printer or other image storage device for use during patient examinations. However, because U.S. insurance companies generally require hard copies of treatment data, and for patient record keeping purposes, it may be desirable to print hard copies of the captured images. The InTELInet system allows multiple TeliCam Systems to be linked to a single printer, generating substantial savings to dentists by eliminating the need for multiple printers or video cassette recorders, each dedicated to a single intraoral dental camera, which are required by competing systems. Generally, the cost of a color printer is the second most significant cost element in each intraoral camera system. The InTELInet networking system offers additional benefits by allowing for office expansion and can accommodate multiple additional TeliCam Systems. From its introduction in late November 1996, through February 25, 1997, 99 InTELInet networking systems have been installed by the Company or independent installation contractors retained by the Company.

    In addition to its work on the DMD System One and the InTELInet system, the Company is currently participating with third parties in the development of a teeth whitening system. This system would utilize a high energy, high pressure ionized gas in the presence of an electrical current to create a laser-type light to effect teeth whitening. The Company believes that the teeth whitening system can produce faster results at lower cost than currently available teeth whitening systems. Currently, the leading system for teeth whitening in the dental office requires more than two hours of the dentist's time. The Company is currently testing technologies for whitening teeth that have the potential to whiten teeth in a dentist's office in substantially less time and by a dental hygienist instead of the dentist. The testing involves the compatibility of the light source and catalytic chemicals to produce effective and rapid teeth whitening. The technology also functions as a curing system for curing composites, adhesives and sealants used in dental bonding and repair. Currently available light curing systems can achieve similar results to those anticipated to be produced by the system currently being tested by the Company. However, the Company believes the curing system it is testing can be sold at a price point significantly below that of functionally competitive systems. If the teeth whitening system is successfully developed, the Company may be required to enter into contractual arrangements with the third party developers retained by the Company prior to marketing the system. The Company is also negotiating a joint venture to develop digital x-ray technology for the dental market. This technology, if successfully developed, would provide a more user-friendly digital x-ray system comparable to functionally competitive systems at a significantly lower price point. Digital x-ray systems, including those currently on the market, reduce radiation exposure compared to conventional x-ray systems, allow dentists to view x-ray images in real-time without the time-consuming process of film development and eliminate the need to use and dispose of chemicals required to develop conventional x-ray film. This technology also will allow database storage and recall of images for comparison purposes.

    The Company intends to use a significant portion of the net proceeds of this Offering to develop and introduce new products and to expand domestic and international sales. Its primary strategy in pursuing these objectives is to expand its product lines both through internal development and through acquisitions and joint ventures and expand sales of its products by establishing additional distributor relationships internationally.

    The Company's principal executive offices are located at 200 N. Westlake Boulevard, Suite 202, Westlake Village, California 91362, and its telephone number is (805) 381-2700.

                                  THE OFFERING

Securities Offered...........................  1,500,000 shares of the Common Stock and
                                               1,500,000 Warrants. Each Warrant entitles the
                                               holder thereof to purchase one share of the
                                               Common Stock at a price of $5.00 per share
                                               during the four year period commencing one
                                               year from the date of this Prospectus. The
                                               Company may redeem the Warrants, once they
                                               become exercisable, at a price of $.01 per
                                               Warrant upon not less than 30 days' prior
                                               written notice if the last sale price of the
                                               Common Stock has been at least 190% of the
                                               then current exercise price of the Warrants
                                               ($9.50 based upon a $5.00 exercise price) on
                                               each of the 10 consecutive trading days
                                               ending on the third day prior to the date on
                                               which notice is given. See "Description of
                                               Securities."

Common Stock Outstanding Prior to
  this Offering..............................  2,985,537 shares

Common Stock to be Outstanding After this
  Offering...................................  4,485,537 shares

Proposed Nasdaq SmallCap Market Symbols......  Common Stock: DMDS
                                               Warrants:     DMDW

                                USE OF PROCEEDS

    The Company intends to apply the net proceeds of this Offering approximately as follows: (i) $1,700,000 to repay in full the secured promissory notes ("Bridge Notes") of the Company issued in the Bridge Financing; (ii) $1,300,000 for product development; (iii) $1,300,000 for acquisitions and joint venture financing; (iv) $300,000 for the repayment of certain loans made by an affiliate and a former affiliate of the Company; and (v) $1,400,00 for working capital and general corporate purposes. See "Use of Proceeds" and "Certain Transactions."

                                  RISK FACTORS

    The Securities offered hereby involve a high degree of risk, including, without limitation, the risk of the Company's limited operating history and history of losses; the risks associated with dependence upon a single product; the risk that new products will not be developed successfully; and the Company's dependence upon acquisitions and joint ventures to grow its business. See "Risk Factors."

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

    The summary financial information set forth below is derived from the consolidated financial statements of the Company appearing elsewhere in this Prospectus. This information must be read in conjunction with such consolidated financial statements, including the notes thereto.

                                                                                       TEN MONTHS
                                                                                         ENDED       INCEPTION TO
                                                                                      DECEMBER 31,     MARCH 2,
                                                                                        1996(1)        1996(2)
                                                                                      ------------  --------------
STATEMENT OF OPERATIONS DATA:
Net sales...........................................................................  $ 11,673,102   $    220,623
Gross profit........................................................................     4,987,638         18,508
Operating expenses:
  Selling, general and administrative...............................................     4,360,736      1,111,391
  Research and development..........................................................       322,467        528,426
Operating income (loss).............................................................       304,435     (1,621,309)
Income (loss) before income taxes...................................................       215,721     (1,625,213)
Net income (loss)...................................................................  $    137,151   $ (1,625,213)
                                                                                      ------------  --------------
                                                                                      ------------  --------------
Net income (loss) per share.........................................................  $        .05   $      (1.57)
                                                                                      ------------  --------------
                                                                                      ------------  --------------
Number of shares used in computing per share amounts................................     3,019,213      1,035,778


                                                                                           DECEMBER 31, 1996
                                                                                      ----------------------------
                                                                                         ACTUAL     AS ADJUSTED(3)
                                                                                      ------------  --------------
BALANCE SHEET DATA:
Cash and cash equivalents...........................................................  $  1,058,836   $  5,085,870
Working capital.....................................................................  $  2,256,474   $  6,283,508
Total assets........................................................................  $  4,718,441   $  8,555,174
Current liabilities.................................................................  $  1,772,433   $  1,772,433
Non-current liabilities.............................................................  $  1,708,383   $     80,126
Total stockholders' equity..........................................................  $  1,237,625   $  6,860,194

------------------------

(1) On February 5, 1997, the Company changed its year end from a fiscal year ending on the Saturday nearest to February 28 to a December 31 fiscal year end. Information provided is for the ten-month period from March 3, 1996 through December 31, 1996.

(2) Information provided is for the period from inception (October 23, 1995) to March 2, 1996.

(3) Assumes the Offering closes in April 1997 and reflects the receipt of the net proceeds of approximately $6,000,000 from the sale of the Securities offered hereby assuming a public offering price of $4.50 per share of Common Stock and $.50 per Warrant, and the application thereof to (i) the repayment of the Bridge Notes in the principal amount of $1,600,000 and accrued interest of $100,000 and the related effect of writing off approximately $190,000 in financing costs related to the Bridge Financing and the discount on the Bridge Notes of $188,000 relating to the valuation of the Bridge Warrants; and (ii) the repayment of loans in the principal amount of $273,000 made by an affiliate and former affiliate of the Company.

    UNLESS OTHERWISE INDICATED, ALL SHARE, PER-SHARE AND FINANCIAL INFORMATION SET FORTH HEREIN ASSUMES NO EXERCISE OF (I) THE UNDERWRITER'S OVER-ALLOTMENT OPTION TO PURCHASE 225,000 SHARES OF COMMON STOCK AND/OR 225,000 WARRANTS AND THE WARRANTS ISSUABLE UPON EXERCISE OF THE UNDERWRITER'S OVER-ALLOTMENT OPTION;
(II) THE UNDERWRITER'S PURCHASE OPTION TO PURCHASE 150,000 SHARES OF COMMON STOCK AND/OR 150,000 WARRANTS AND THE EXERCISE OF THE WARRANTS ISSUABLE UPON EXERCISE OF THE UNDERWRITER'S PURCHASE OPTION; (III) THE WARRANTS TO PURCHASE 1,500,000 SHARES OF COMMON STOCK OFFERED HEREBY; (IV) THE WARRANTS ("RESALE WARRANTS") TO PURCHASE 1,600,000 SHARES OF COMMON STOCK INTO WHICH THE BRIDGE WARRANTS HAVE BEEN AUTOMATICALLY CONVERTED ON THE DATE OF THIS PROSPECTUS; AND
(V) STOCK OPTIONS TO PURCHASE 220,154 SHARES OF COMMON STOCK GRANTED TO EMPLOYEES, DIRECTORS AND CONSULTANTS OUTSIDE OF THE COMPANY'S 1997 STOCK INCENTIVE PLAN PRIOR TO THE DATE OF THIS PROSPECTUS; NOR DOES IT INCLUDE 350,000 SHARES OF COMMON STOCK RESERVED FOR ISSUANCE PURSUANT TO THE COMPANY'S 1997 STOCK INCENTIVE PLAN.

                                  THE COMPANY

    The Company was organized in New York in 1981 under the name Edudata Corporation and reincorporated in Delaware in 1983 by Sun Equities Corporation ("Sun") which owned approximately 81 percent of the Company's outstanding common stock until August 11, 1995. At that time, Sun distributed the shares of the Company that it owned to its stockholders in the form of a dividend.

    The Company was initially organized to provide education in the use of personal computers, to market software programs developed by others, and to provide a broad range of advisory services to businesses in conjunction with both computer and non-computer related management issues. The Company's original concept was modified, however, and until 1987, the Company was engaged in the ownership and operation of technical schools through its subsidiaries, Betty Owen Secretarial Systems, Inc. and Taylor Business Institute, Inc., and in the development, construction and sale of single-family homes and commercial buildings through its majority-owned subsidiary, Lytton & Tolley, Inc. In 1988 the Company disposed of its subsidiaries and their operations and determined to use the proceeds to acquire another business. From 1988 to early 1996, the Company's operations were limited to exploring opportunities to acquire or to become an operating business.

    On March 1, 1996, the Company acquired all the outstanding securities of Dental\Medical Diagnostic Systems LLC, a California limited liability company ("DMD"), and Bavarian Dental Instruments, Inc., a California close corporation ("BDI"), in exchange for the issuance by the Company of a total of 1,706,626 restricted shares of its Common Stock. As a result of these transactions, the former members of DMD and former stockholders of BDI gained a majority of the Company's voting securities and the management control of the Company was transferred to the former management of DMD and BDI. See "Management--Executive Officers and Directors." For accounting purposes these transactions were treated as a recapitalization of DMD and BDI, with DMD and BDI combined as the acquiror (reverse acquisition). As a result, the combined historical financial statements of DMD and BDI became the financial statements of the Company. Further, since the Company's assets at February 29, 1996 consisted solely of approximately $660,000 in cash and cash equivalents and the Company had no operations in the seven years prior to the transactions, for accounting purposes these transactions were recorded by the Company as the issuance of Common Stock for cash held by the Company.

                                  RISK FACTORS

    AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS INHERENT IN AND AFFECTING THE BUSINESS OF THE COMPANY AND THIS OFFERING, TOGETHER WITH THE OTHER INFORMATION IN THIS PROSPECTUS, BEFORE MAKING AN INVESTMENT DECISION.

    LIMITED OPERATING HISTORY AND HISTORY OF LOSSES. While the Company has been in existence since 1981, its operations between 1988 and its acquisition of DMD and BDI in March 1996, were limited to the exploration of acquisition opportunities. Dental\Medical Diagnostic Systems, the division of the Company which designs and markets the Company's TeliCam System, and BDI, a subsidiary of the Company, have only been in operation since October 1995. For the period from inception (October 23, 1995) to March 2, 1996, the Company incurred a net loss of $1,625,213, and for the ten month period ended December 31, 1996, the Company had net income of $137,151. The ability of the Company to sustain profitability will depend, in part, upon the successful marketing of existing products and the successful and timely introduction of new products. There can be no assurance that the Company will be able to generate and sustain net sales or profitability in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    DEPENDENCE UPON A SINGLE PRODUCT. The TeliCam System intraoral dental camera is currently the Company's primary product and, together with related products such as the InTELInet system and the DMD System One, will account for a substantial portion of the Company's revenue for the foreseeable future. There can be no assurance that the TeliCam System will be more effective than competing products or technologies, or will be successfully marketed. The Company is still in the early stages of marketing the TeliCam System and related products, and, consequently, the degree to which the market will accept this product is still uncertain. If the TeliCam System and related products cannot be marketed successfully on a sustained basis, it is likely that the Company's business operations would be substantially and adversely impacted. See "Business--The TeliCam System."

    IMPORTANCE OF NEW PRODUCT DEVELOPMENT TO GROWTH. The Company's ability to develop and introduce new products successfully on a timely basis will be a significant factor in the Company's ability to grow and remain competitive. New product development often requires long-term forecasting of market trends, the development and implementation of new designs, compliance with extensive governmental regulatory requirements and a substantial capital commitment. The medical and dental device industry is characterized by rapid technological change. As technological changes occur in the marketplace, the Company may have to modify its products in order to keep pace with these changes and developments. The introduction of products embodying new technologies, or the emergence of new industry standards, may render existing products, or products under development, obsolete or unmarketable. Although the Company intends to devote a significant portion of the proceeds of this Offering to developing new products, there can be no assurance that the commitment and use of such funds will result in improved or new products or that if successfully completed, such improved or new products will be cleared or approved by the appropriate governmental authorities and gain market acceptance. Any failure by the Company to anticipate or respond in a cost-effective and timely manner to government requirements, market trends or customer requirements, or any significant delays in product development or introduction (including, without limitation, the Company's DMD System One), could have a material adverse effect on the Company's business, operating results and financial condition. See "Business--DMD System One," "Business-- InTELInet System" and "Business--Product Development Activities."

    SIGNIFICANT PORTION OF PROCEEDS USED TO SATISFY INDEBTEDNESS; BENEFIT TO INSIDERS; BROAD DISCRETION OF MANAGEMENT IN APPLICATION OF
PROCEEDS. Approximately $2,000,000 or 33%, of the net proceeds received by the Company from this Offering will be used to repay outstanding indebtedness, and, therefore, will not be available for future operations. Approximately $300,000 of such amount will be paid to an affiliate and former affiliate of the Company including Robert Gurevitch, the Company's Chairman of the Board and Chief Executive Officer. Approximately $4,000,000 or 67% (71% if the Underwriter's over-allotment option is exercised in full) of the net proceeds of this Offering will be allocated and used for working capital, general corporate purposes, research and development, and possible joint ventures and acquisition of businesses complementary to the Company. Although the Company intends to apply the net proceeds of this Offering in the manner described under "Use of Proceeds," the Company's management and its Board of Directors have broad discretion within such proposed uses as to the precise allocation of the net proceeds, the timing of expenditures and all other aspects of the use thereof. The Company will have broad discretion regarding how and when the proceeds of this Offering allocated to working capital and general corporate purposes and the possible acquisition of complementary businesses will be applied and will use a portion of such proceeds to pay salaries, including salaries of its executive officers. The Company reserves the right to reallocate the net proceeds of this Offering among the various categories set forth under "Use of Proceeds" as it, in its sole discretion, deems necessary or advisable based upon prevailing business conditions and circumstances. See "Use of Proceeds" and "Certain Transactions."

    NEED FOR ADDITIONAL CAPITAL. It is possible that the net proceeds of the Offering, together with cash generated from operations and the proceeds of a line of credit currently being negotiated by the Company may not provide the Company with funds needed to expand its operations and otherwise meet its cash requirements for the next twelve months. See "Use of Proceeds." To the extent that the funds generated by this Offering, together with then existing resources, are insufficient to fund the Company's planned activities and, to the extent the Company is unsuccessful in concluding negotiations of an acceptable line of credit, the Company will need to raise additional funds through bank borrowings, public or private financings, or otherwise. If additional funds are raised through the issuance of equity securities, additional dilution to stockholders may occur. No assurance can be given that additional financing will be available when needed or that, if available, it will be on terms favorable to the Company or its stockholders. If needed funds are not available, the Company may be required to curtail its operations, which could have a material adverse effect on the Company's business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    EXPANSION THROUGH ACQUISITIONS AND JOINT VENTURES. The Company intends to expand its product line and domestic and international markets, in part, through acquisitions and joint ventures. The Company's ability to expand successfully through acquisitions and joint ventures will depend upon the availability of suitable acquisition or joint venture candidates at prices acceptable to the Company, the Company's ability to consummate such transactions and the availability of financing on terms acceptable to the Company. There can be no assurance that the Company will be successful in completing acquisitions or joint ventures. Such transactions involve numerous risks, including possible adverse short-term effects on the Company's operating results or the market price of the Common Stock. The Company is engaged in discussions relating to product development joint ventures but, as of the date of this Prospectus, the Company is not engaged in negotiations to acquire any business. Certain of the Company's future acquisitions may also give rise to an obligation by the Company to make contingent payments or to satisfy certain repurchase obligations, which payments could have an adverse financial effect on the Company. In addition, integrating acquired businesses and joint ventures may result in a loss of customers or product lines of the acquired businesses or joint ventures, and also requires significant management attention and may place significant demands on the Company's operations, information systems and financial resources. The failure effectively to integrate acquired businesses and joint ventures with the Company's operations could adversely affect the Company. In addition, the Company competes for acquisition and expansion opportunities with companies which have significantly greater financial and management resources than those of the Company. There can be no assurance that suitable acquisition or investment opportunities will be identified, that any such transactions can be consummated, or that, if acquired, such new businesses can be integrated successfully and profitably into the Company's operations. Moreover, there can be no assurance that the Company's historic rate of growth will continue, that the Company will continue to successfully expand, or that growth or expansion will result in profitability. See "Business--Growth Strategy."

    DEPENDENCE ON THIRD-PARTY SUPPLIERS. With the exception of the TeliCam System's CCD processor unit, the Company believes that there are multiple sources from which it may purchase the components of the TeliCam System. The Company anticipates that it will obtain certain of the components of the TeliCam System from a single source or a limited number of sources of supply. Although the Company believes it will be able to negotiate satisfactory supply arrangements and relationships, the failure to do so may have a material adverse effect on the Company. Furthermore, there can be no assurance that suppliers will dedicate sufficient production capacity to satisfy the Company's requirements within scheduled delivery times or at all. Failure or delay by the Company's suppliers in fulfilling its anticipated needs may adversely affect the Company's ability to market the TeliCam System. See "Business--Manufacturing and Component Parts." Pursuant to an agreement with Boston Marketing Company, Ltd. ("Boston Marketing") the Company has the exclusive right to market TeliCam's CCD processor unit ("Teli Units") to the dental market ("Boston Marketing Distribution Agreement"). See "Certain Transactions." Boston Marketing is a licensed distributor of the Teli Units under a separate agreement with their manufacturer. The agreement between Boston Marketing and the Teli Units manufacturer obligates Boston Marketing to meet minimum purchase obligations. If Boston Marketing fails to meet these obligations, Boston Marketing will be terminated as a licensed distributor. In the event of such termination, the Company, as a sublicensee subdistributor of Boston Marketing, may lose its right to purchase the Teli Units. Moreover, in the event the Company is unable to meet its minimum annual purchase obligations under the Boston Marketing Distribution Agreement, and, as a consequence, such agreement terminates, the Company may be required to find an alternative source for the primary component of its TeliCam System. The Company believes that, in the event the Company loses its right to sell the Teli Units, replacement components could be developed by and obtained from third parties, but that this may take more than six months. The potential delay associated with locating an alternative source of supply would have a significant adverse effect on the Company's operating results and financial condition. In addition, there is no guarantee that an intraoral dental camera system utilizing the replacement components will be accepted by the dental marketplace. See "Business--Manufacturing and Component Parts."

    FLUCTUATIONS IN QUARTERLY RESULTS. The Company's business is subject to certain quarterly influences. Management's prior experience in the industry would indicate that net sales and operating profits are generally higher in the fourth quarter due to the purchasing patterns of dentists and are generally lower in the first quarter due primarily to increased purchases in the prior quarter and during the summer months due to a reduced volume of trade shows and increased unavailability of dentists due to summer vacations. The Company plans to increase expenses to fund greater levels of research and development and to fund investments in joint ventures and acquisitions. To the extent that such expenses precede or are not subsequently followed by increased revenues, the Company's business, quarterly operating results and financial condition will be adversely affected. Additionally, use by the Company of a portion of the proceeds of the offering to repay the Bridge Notes will cause the Company to incur a charge in the second quarter of 1997 of approximately $378,000. Quarterly results may also be adversely affected by a variety of other factors, including the timing of acquisitions and related costs, the release of new products and promotions taking place within the quarter. Other factors that may influence the Company's quarterly operating results include the timing of introduction or enhancement of products by the Company's or its competitors, market acceptance of the DMD System One, the InTELInet System and other new products, development and promotional expenses relating to the introduction of new products or enhancements of existing products, reviews in the industry press concerning the products of the Company or its competitors, changes or anticipated changes in pricing by the Company or its competitors, mix of distribution channels through which products are sold, mix of products sold, product returns, the timing of orders from major distributors, order cancellations, delays in shipment and general economic conditions. Due to all of the foregoing factors, it is also likely that in some future periods the Company's operating results may be below the expectations of analysts and investors. In such event, the price of the Company's Common Stock would likely be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    EXTENSIVE GOVERNMENT REGULATION. The Company's products and its manufacturing practices are subject to regulation by the United States Food and Drug Administration ("FDA") pursuant to the Federal Food, Drug and Cosmetic Act ("FDC Act"), and by other state and foreign regulatory agencies. Under the FDC Act, medical and dental devices, including those under development by the Company must receive FDA clearance or approval before they may be sold, or be exempted from the need to obtain such clearance or approval. FDA regulations also require the Company to adhere to certain "Good Manufacturing Practices" ("GMP") regulations, which include validation testing, quality control and documentation procedures. The Company's compliance with applicable regulatory requirements is subject to periodic inspections by the FDA.

    The process of obtaining required regulatory clearances or approvals can be time consuming and expensive, and compliance with the FDA's GMP regulations and other regulatory requirements can be burdensome. Moreover, there can be no assurance that the required regulatory clearances will be obtained, and those obtained may include significant limitations on the uses of the product in question. In addition, changes in existing regulations or the adoption of new regulations could make regulatory compliance by the Company more difficult in the future. Although the Company believes that its products and procedures are currently in material compliance with all relevant FDA requirements, the failure to obtain the required regulatory clearances or to comply with applicable regulations could result in fines, delays or suspensions of clearances, seizures or recalls of products, operating restrictions and criminal prosecutions, and would have a material adverse effect on the Company. See "Business--Government Regulation."

    COMPETITION. The manufacture and distribution of medical and dental devices is intensely competitive. The Company competes with numerous other companies, including several major manufacturers and distributors. With respect to the intraoral camera market, the Company has at least five major competitors. Most of the Company's competitors have greater financial and other resources than the Company. Consequently, such entities may begin to develop, manufacture, market and distribute systems which are substantially similar or superior to the Company's products. See "Business--Competition."

    RAPID EXPANSION OF THE COMPANY'S BUSINESS.  From inception (October 23,
1995) through December 31, 1996, the Company has experienced rapid and substantial growth in revenues and geographic scope of operations. Any future growth may place a significant strain on management and on the Company's financial resources and information processing systems. The failure to recruit additional staff and key personnel, to have sufficient financial resources, to maintain or upgrade these financial reporting systems, or to respond effectively to difficulties encountered during expansion could have a material adverse effect on the Company's business, operating results and financial condition.

    INTERNATIONAL OPERATIONS. For the ten-month period ended December 31, 1996, international sales have accounted for approximately 20% of the Company's net sales, and the Company expects that international sales may increase as a percentage of sales in the future. Consequently, the Company is subject to the risks of conducting business internationally, including unexpected changes in, or impositions of, legislative or regulatory requirements, fluctuations in the U.S. dollar which could materially adversely affect U.S. dollar revenues, tariffs and other barriers and restrictions, potentially adverse taxes and the burdens of complying with a variety of international laws and communications standards. The Company's international sales involve potentially longer payment cycles and the Company may experience greater difficulty collecting accounts receivable. At December 31, 1996, six of the Company's international distributors accounted for 75% of the Company's accounts receivable. The Company currently depends on third party distributors for substantially all of its international sales. Certain of the Company's third party distributors may also act as resellers for competitors of the Company and could devote greater effort and resources to marketing competitive products. The loss of, or other significant reduction in sales to, certain of these third party distributors could have a material adverse effect on the Company's business and results of operations. The Company is also subject to general geopolitical risks, such as political and economic instability and changes in diplomatic and trade relationships, in connection with its international operations. There can be no assurance that these risks of conducting business internationally will not have a material adverse effect on the Company's business. Further, any failure by the Company to predict or plan for changes in the international arena could have a material adverse effect on the Company's business, operating results and financial condition. See "Business--Marketing and Sales--International Sales and Distribution".

    DEPENDENCE ON KEY PERSONNEL. The Company's future performance will depend significantly upon its Chairman of the Board and Chief Executive Officer, Robert
H. Gurevitch, and upon certain other key employees of the Company. The loss of service of one or more of these persons could have a material adverse effect on the Company's business and operations. The Company has entered into Employment Agreements with Robert H. Gurevitch and Dewey Perrigo, the Company's Vice President of Sales, pursuant to which they each have agreed to render services to the Company until October 1, 1999. See "Management -- Employment Agreements." The Company has applied for "key person" life insurance on Mr. Gurevitch in the amount of $2,000,000, of which the Company would be the sole beneficiary, but there can be no assurance that such insurance can be obtained or that, if such insurance is obtained, the proceeds of such insurance will be sufficient to offset the loss to the Company in the event of his death. The Company does not maintain any insurance on the lives of its other senior management. In addition, the Company's success will be dependent upon its ability to recruit and retain qualified personnel. Any failure by the Company to retain and attract key personnel could have a material adverse effect on the Company's business, operating results, and financial condition. See "Management."

    LIMITED PROPRIETARY PROTECTION. The Company's success and ability to compete is dependent in part upon its proprietary technology. The Company's proprietary technology is not protected by any patents. Consequently, the Company relies primarily on trademark, trade secret and copyright laws to protect its technology. Also, the Company is currently implementing a policy that most senior and technical employees and third-party developers sign nondisclosure agreements. However, there can be no assurance that such precautions will provide meaningful protection from competition or that competitors will not be able to develop similar or superior technology independently. Also, the Company has no license agreements with the end users of its products, so it may be possible for unauthorized third parties to copy the Company's products or to reverse engineer or otherwise obtain and use information that the Company regards as proprietary. If litigation is necessary in the future, to enforce the Company's intellectual property rights, to protect the Company's trade secrets or to determine the validity and scope of the proprietary rights of others, such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, operating results and financial condition. Ultimately, the Company may be unable, for financial or other reasons, to enforce its rights under intellectual property laws. In addition, the laws of certain countries in which the Company's products are or may be distributed may not protect the Company's products and intellectual property rights to the same extent as the laws of the United States.

    The Company believes that its products do not infringe any valid existing proprietary rights of third parties. Although the Company has received no communication from third parties alleging the infringement of proprietary rights of such parties, there can be no assurance that third parties will not assert infringement claims in the future. Any such third party claims, whether or not meritorious, could result in costly litigation or require the Company to enter into royalty or licensing agreements. There can be no assurance that the Company would prevail in any such litigation or that any such licenses would be available on acceptable terms, if at all. If the Company were found to have infringed upon the proprietary rights of third parties, it could be required to pay damages, cease sales of the infringing products and redesign or discontinue such products, any of which alternatives, individually or collectively could have a material adverse effect on the Company's business, operating results and financial condition. See "Business--Proprietary Rights."

    POSSIBLE INFLUENCE BY EXISTING MANAGEMENT. Following this Offering, the present officers and directors of the Company and their affiliates will beneficially own approximately 22.7% of the outstanding Common Stock of the Company. Accordingly, they will have the ability to influence significantly the election of the Company's directors and most corporate actions. This concentration of ownership could have the effect of delaying or preventing a change in control of the Company. See "Principal Stockholders."

    LIMITATION OF LIABILITY AND INDEMNIFICATION. The Company's Amended and Restated Certificate of Incorporation limits, to the maximum extent permitted by the Delaware General Corporation Law ("Delaware Law"), the personal liability of directors for monetary damages for breach of their fiduciary duties as a director, and provides that the Company shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted by law. The Company has entered into indemnification agreements with its directors and executive officers which may require the Company, among other things, to indemnify such directors against liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance, if available on reasonable terms. The Company intends to purchase directors' and officers' liability insurance after the completion of this Offering. Section 145 of the Delaware Law provides that a corporation may indemnify a director, officer, employee or agent made or threatened to be made a party to an action by reason of the fact that he was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred in connection with such action if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. Delaware Law does not permit a corporation to eliminate a director's duty of care, and the provisions of the Company's Amended and Restated Certificate of Incorporation have no effect on the availability of equitable remedies, such as injunction or rescission, for a director's breach of the duty of care. See "Management--Limitation of Liability."

    LIMITED PRIOR MARKET; ARBITRARY OFFERING PRICE; POSSIBLE VOLATILITY OF STOCK PRICE. As of the date hereof, there has been no public market for the Warrants and only a limited public market for the Common Stock. Although the Common Stock has been sporadically traded on the OTC Bulletin Board, and it is the intention of the Company that the Common Stock and Warrants will trade on the Nasdaq SmallCap Market upon completion of this Offering, there can be no assurance that an active public trading market for the Common Stock or Warrants will develop and continue after the closing of this Offering. In the absence of such a market, purchasers of the Common Stock and the Warrants may experience substantial difficulty in selling the Securities. Moreover, there can be no assurance that the Company will be able to continue to meet the maintenance criteria necessary for the Common Stock and the Warrants to continue to be listed on the Nasdaq SmallCap Market. The failure to meet these maintenance criteria in the future may result in the Common Stock or the Warrants being ineligible for quotations on Nasdaq SmallCap Market and trading, if any, of the Common Stock and the Warrants would thereafter be conducted on the OTC Bulletin Board. As a result of such ineligibility for quotations, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of the Common Stock or the Warrants. The public offering price of the Common Stock in this Offering and the Warrant Exercise Price have been determined by negotiations between the Company and the Underwriter. Factors considered in such negotiations, in addition to prevailing market conditions, included the history and prospects for the industry in which the Company competes, an assessment of the Company's management, the prospects of the Company, its capital structure, the market for public offerings and certain other factors as were deemed relevant. Consequently, the public offering price of the Common Stock and the exercise price of the Warrants do not necessarily bear any relationship to the Company's asset value, net worth or other established valuation criteria and may not be indicative of prices that may prevail at any time or from time to time in the public market for the Common Stock and the Warrants. See "Underwriting." The trading price of the Company's Common Stock and Warrants could be subject to significant fluctuations in response to variations in quarterly operating results, changes in analysts' earnings estimates, announcements of innovations by the Company or its competitors, general conditions in the dental equipment industry and other factors. In addition, the stock market is subject to price and volume fluctuations that affect the market prices for companies and that are often unrelated to operating performance.

    EFFECT OF OUTSTANDING OPTIONS AND WARRANTS. Immediately after the Offering, assuming full exercise of the Underwriter's over-allotment option, the Company will have outstanding Warrants to purchase an aggregate of up to 3,325,000 shares of Common Stock. This amount includes 1,725,000 shares underlying the Warrants and 1,600,000 shares underlying the Resale Warrants into which the Bridge Warrants have been automatically converted as of the date of this Prospectus. In addition, there are outstanding stock options that have been granted to employees, directors and consultants of the Company to purchase an aggregate of approximately 220,154 shares of Common Stock at a weighted average exercise price of $2.63 per share and the Underwriter's Purchase Option pursuant to which the Underwriter has the right to acquire up to 150,000 shares of Common Stock for $5.50 per share and 150,000 Warrants for $.825 per Warrant. The exercise of any of such outstanding stock options and Warrants, and the Underwriter's Purchase Option (and the Warrants included therein) will dilute the percentage ownership of the Company's stockholders, and any sales in the public market of the Common Stock underlying such stock options, Warrants and the Underwriter's Purchase Option (and the Warrants included therein) may adversely affect prevailing market prices for the Common Stock. Moreover, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected, since the holders of such outstanding securities can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in such stock options, Warrants and the Underwriter's Purchase Option. In addition, the Company has granted certain demand and piggy-back registration rights to the Underwriter with respect to the securities issuable upon exercise of the Underwriter's Purchase Option. See "Management--Stock Option Grants," "Description of Securities--Warrants" and "Underwriting."

    FUTURE SALES OF COMMON STOCK. Sales of the Common Stock in the public market after this Offering by existing stockholders could adversely affect the market price of the Common Stock or the Warrants. See "Shares Eligible for Future Sale."

    IMMEDIATE AND SUBSTANTIAL DILUTION. Purchasers of the Securities offered hereby will experience an immediate and substantial dilution of approximately 69% of their investment in the Common Stock because the net tangible book value of the Company's Common Stock after this Offering will be approximately $1.54 per share as compared with the assumed initial public offering price of $5.00 per Unit. See "Dilution."

    ABSENCE OF DIVIDENDS. The Company has never paid any cash dividends on the Common Stock and does not expect to pay any dividends on the Common Stock in the foreseeable future. See "Dividend Policy."

    POTENTIAL ADVERSE EFFECT OF REDEMPTION OF WARRANTS. The Warrants may be redeemed by the Company at any time while they are exercisable at a redemption price of $.01 per Warrant upon not less than 30 days' prior written notice if the last sale price of the Common Stock has been at least 190% of the then exercise price of the Warrants (initially $9.50, but subject to adjustment in certain circumstances) for each of the ten consecutive trading days during a period ending on the third trading day prior to the date of the notice of redemption. Due to the low redemption price, notice of redemption of the Warrants could force the holders to exercise the Warrants and pay the exercise price at a time when it may be disadvantageous for them to do so, to sell the Warrants at the current market price when they might otherwise wish to hold the Warrants, or to accept the redemption price which would be substantially less than the market value of the Warrants at the time of redemption. See "Description of Securities--Warrants."

    CURRENT PROSPECTUS AND STATE BLUE SKY REGISTRATION REQUIRED TO EXERCISE WARRANTS. The Company will be able to issue shares of its Common Stock upon exercise of the Warrants only if there is then a current prospectus relating to such Common Stock, and only if such Common Stock is qualified for sale or exempt from qualification under applicable state securities laws of the jurisdictions in which the various holders of the Warrants reside. The Company has undertaken and intends to file and keep current a prospectus which will permit the purchase and sale of the Common Stock underlying the Warrants, but there can be no assurance that the Company will be able to do so. Although the Company intends to seek to qualify for sale the shares of Common Stock underlying the Warrants in those states in which the Securities are to be offered, no assurance can be given that such qualification will occur. The Warrants may be deprived of any value and the market for the Warrants may be limited if a current prospectus covering the Common Stock issuable upon the exercise of the Warrants is not kept effective or if such Common Stock is not qualified or is exempt from qualification in the jurisdictions in which the holders of the Warrants reside. See "Description of Securities--Warrants."

    ANTI-TAKEOVER PROVISIONS. The Company has an authorized class of 1,000,000 shares of preferred stock which may be issued by the Board of Directors on such terms and with such rights, preferences and designations as the Board of Directors may determine. Issuance of such preferred stock, depending upon the rights, preferences and designations thereof, may have the effect of delaying, deterring or preventing a change in control of the Company. In addition, certain "anti-takeover" provisions of the Delaware Law, among other things, restrict the ability of stockholders to effect a merger or business combination or obtain control of the Company, and may be considered disadvantageous by a stockholder. See "Description of Securities--Preferred Stock" and "Description of Securities--Delaware Law."

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the Securities offered hereby, assuming a public offering price of $4.50 per share and $.50 per Warrant, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, are estimated to be approximately $6,000,000 (approximately $6,979,000 if the Underwriter's over-allotment option is exercised in full). The Company intends to apply the net proceeds approximately as follows:

APPLICATION OF PROCEEDS                                                     AMOUNT       PERCENT
-----------------------------------------------------------------------  ------------  -----------
Repayment of Bridge Notes..............................................  $  1,700,000         28%
Product Development....................................................     1,300,000          22
Acquisitions and Joint Venture Financing...............................     1,300,000          22
Repayment of Loans Made by Affiliates..................................       300,000           5
Working Capital and General Corporate Purposes.........................     1,400,000          23
                                                                         ------------       -----
    Total..............................................................  $  6,000,000        100%
                                                                         ------------       -----
                                                                         ------------       -----

    Approximately $1,700,000 of the net proceeds of this Offering will be used to repay the Bridge Notes issued in connection with the Bridge Financing consummated in November 1996. The Bridge Notes consist of secured convertible promissory notes in the aggregate principal amount of $1,600,000, bear interest at the rate of 10% per annum and are payable upon the consummation of this Offering. If this Offering is consummated in April 1997, the interest to be paid on the Bridge Notes will be approximately $67,000. The net proceeds from the sale of the Bridge Notes have been used primarily for the payment of certain purchase obligations under a distribution agreement with a former affiliated party and general corporate purposes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Certain Transactions."

    Approximately $1,300,000 of the net proceeds of this Offering will be allocated to product development, including the development of an enhanced version of the Company's intraoral camera. See "Business--Growth Strategy--DMD System One and Product Development Activities."

    Approximately $1,300,000 of the net proceeds of this Offering will be allocated to possible business acquisitions and joint ventures for the primary purposes of obtaining technical personnel and obtaining and expanding technologies, products and markets. The Company is currently considering joint ventures relating to the development of teeth whitening and digital x-ray technology. The Company is not currently negotiating to acquire any business. There can be no assurance that the Company will be able to successfully negotiate any joint venture or identify and acquire any complementary business.

    Approximately $300,000 of the net proceeds of this Offering will be used to repay certain loans made by an affiliate and former affiliate of the Company, including the Company's Chairman of the Board, in order to fund the start-up of the Company's current operations. See "Certain Transactions."

    The balance of the net proceeds of this Offering will be allocated to working capital and general corporate purposes, including, among other things, additional inventory and payment of general corporate expenses. If the Underwriter exercises the over-allotment option in full, the Company will realize additional net proceeds of approximately $979,000 which will also be added to the Company's working capital. See "Risk Factors--Broad Discretion of Management in Use of Proceeds."

    Based on its current operating plan, the Company anticipates that the proceeds of this Offering, and existing resources and cash generated from operations, if any, should be sufficient to satisfy the Company's contemplated working capital requirements through the next twelve months. The Company is also currently negotiating a line of credit which, if obtained, would provide additional working capital. There can be no assurance, however, that the Company's working capital requirements during this period will not exceed its available resources or that these funds will be sufficient to meet the Company's longer term cash requirements for operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    The Company intends to maintain flexibility with respect to the use of these funds and the amounts actually expended for each such use, if any, are at the discretion of the Company and may vary significantly depending upon a number of factors, including the progress of the Company's research and development and marketing programs, technological advances, determinations as to the commercial potential of the Company's products and the status of competitive products. Accordingly, management reserves the right to reallocate the proceeds of the Offering as it deems appropriate.

    Proceeds not immediately required for the purposes described above will be invested in United States government securities, short-term certificates of deposit, money market funds or other short-term interest-bearing investments.

                                    DILUTION

    The difference between the public offering price per share of the Common Stock (attributing no value to the Warrants) in this Offering and the pro forma net tangible book value per share of the Common Stock after this Offering constitutes the dilution per share of the Common Stock to investors in this Offering. Net tangible book value per share is determined by dividing the net tangible book value (total tangible assets less total liabilities) by the number of outstanding shares of the Common Stock. At December 31, 1996, the net tangible book value of the Company was $893,939 or approximately $.30 per share of the Common Stock (based on 2,985,537 shares of the Common Stock outstanding). After giving effect to the sale of the Securities offered hereby at an assumed offering price of $4.50 per share and $.50 per Warrant (less underwriting commissions and estimated expenses of this Offering) and the application of the net proceeds therefrom, the pro forma net tangible book value of the Company at that date would have been $6,893,939, or approximately $1.54 per share. See "Use of Proceeds." This represents an immediate increase in pro forma net tangible book value of approximately $1.24 per share to existing stockholders and an immediate dilution of approximately $3.46 per share or approximately 69%, to investors in this Offering. If the public offering price is higher or lower, the dilution of the investors in this Offering will be, respectively, greater or less.

    The following table illustrates the per share dilution without giving effect to results of operations of the Company subsequent to December 31, 1996:

Assumed public offering price.................................             $    5.00
  Net tangible book value per share as of December 31, 1996...  $     .30
  Increase per share attributable to new investors............       1.24
                                                                ---------
Net tangible book value after the Offering....................                  1.54
                                                                           ---------
Dilution per share to new investors...........................             $    3.46
                                                                           ---------
                                                                           ---------

    The following table summarizes, at December 31, 1996, the number and percentage of shares of the Common Stock purchased from the Company, the amount and percentage of consideration paid and the average price per share paid by existing stockholders and by investors pursuant to this Offering (at an assumed price of $4.50 per share and $.50 per Warrant and attributing no value to the Warrant before deducting underwriting discounts and commissions and estimated offering expenses payable by the Company.)

                                                             SHARES PURCHASED         TOTAL CONSIDERATION        AVERAGE
                                                          -----------------------  --------------------------   PRICE PER
                                                            NUMBER      PERCENT       AMOUNT        PERCENT       SHARE
                                                          ----------  -----------  -------------  -----------  -----------
Existing Stockholders...................................   2,985,537         67%   $   2,725,687         27%    $     .91
Investors in this Offering..............................   1,500,000          33       7,500,000          73    $    5.00
                                                          ----------       -----   -------------       -----
      Total.............................................   4,485,537        100%   $  10,225,687        100%
                                                          ----------       -----   -------------       -----
                                                          ----------       -----   -------------       -----

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company: (i) at December 31, 1996; and (ii) as adjusted at December 31, 1996 to give effect to the sale of the Securities offered hereby at an assumed public offering price of $4.50 per share of Common Stock and $.50 per Warrant and the application of the estimated net proceeds therefrom. See "Use of Proceeds." This table should be read in conjunction with the Consolidated Financial Statements and related Notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus.

                                                                                        AS OF DECEMBER 31, 1996
                                                                                      ----------------------------
                                                                                                          AS
                                                                                         ACTUAL       ADJUSTED(2)
                                                                                      -------------  -------------
Short-term debt:
  Current portion of capital lease obligations......................................  $      18,468  $      18,468
Long-term debt:
  Notes payable (1).................................................................      1,355,291       --
  Notes payable to related parties..................................................        272,966       --
  Capital lease obligations.........................................................         66,028         66,028
Stockholders' equity:
  Preferred Stock, par value $0.01 per share, 1,000,000 shares authorized; no shares
    outstanding.....................................................................       --             --
  Common Stock, par value $0.01 per share, 20,000,000 shares authorized; 2,985,537 shares issued and outstanding actual; 4,485,537 issued and outstanding, as
    adjusted........................................................................         29,855         44,855
Additional paid-in capital..........................................................      2,695,832      8,680,832
Accumulated deficit.................................................................     (1,488,062)    (1,865,493)
                                                                                      -------------  -------------
  Total stockholders' equity........................................................      1,237,625      6,860,194
                                                                                      -------------  -------------
  Total capitalization..............................................................  $   2,950,378  $   6,944,690
                                                                                      -------------  -------------
                                                                                      -------------  -------------

------------------------

(1) Represents Bridge Notes payable, net of $244,709 discount.

(2) Assumes the Offering closes in April 1997 and reflects the receipt and application of the net proceeds to (i) the repayment of the Bridge Notes in the principal amount of $1,600,000 and accrued interest of $100,000 and the related effect of writing off approximately $190,000 in financing costs related to the Bridge Financing and the discount on the Bridge Notes of $188,000 relating to the valuation of the Bridge Warrants; and (ii) the repayment of loans in the principal amount of $273,000 made by an affiliate and former affiliate of the Company.

                        PRICE RANGE OF THE COMMON STOCK

    The Common Stock is currently quoted on the OTC Bulletin Board under the symbol "DMDS." The Common Stock is traded on a sporadic basis; therefore, the prices quoted below are not necessarily indicative of market value. The following table sets forth the range of the high and low bid quotations of the Common Stock on the OTC Bulletin Board for the periods indicated as reported by NASDAQ Trading and Market Services. These quotations reflect inter-dealer prices, without mark-up, mark-down or commission, and may not represent actual transactions.

PERIOD ENDED                                                                     HIGH        LOW
-----------------------------------------------------------------------------  ---------  ---------
June 30, 1996................................................................  $    5.86  $     .94
August 31, 1996..............................................................       5.48       3.66
November 30, 1996............................................................       5.86       3.66
December 31, 1996............................................................       5.68       4.39

    On February 14, 1997, the high bid and low ask price of the Common Stock were $4.375 and $4.375, respectively. As of February 14, 1997, there were 244 stockholders of record and approximately 400 beneficial holders of the Common Stock.

                                DIVIDEND POLICY

    The Company has not paid any cash dividends on the Common Stock since its inception and does not intend to pay any dividends on the Common Stock in the foreseeable future. The payment of any dividends in the future will depend on the evaluation by the Company's Board of Directors of such factors as it deems relevant at the time and restrictions imposed by the terms of the Company's debt obligations, if any. As of the date of this Prospectus, the Company has no debt obligations that impose restrictions on the payment of dividends. Currently, the Board of Directors believes that all of the Company's earnings, if any, should be retained for the development of the Company's business.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE DISCUSSION BELOW SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY AND NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS.

INTRODUCTION

    This discussion summarizes the significant factors affecting the consolidated operating results, financial condition and liquidity/cash flows of the Company for the ten-month period ended December 31, 1996, and for the period from inception (October 23, 1995) to March 2, 1996. Except for the historical information contained herein, the matters discussed in this Management's Discussion and Analysis are forward looking statements that involve risks and uncertainties and are based upon judgments concerning various factors that are beyond the Company's control.

    On March 1, 1996, the Company purchased all of the outstanding membership interests of DMD and all of the outstanding capital stock of BDI. Immediately subsequent to the transaction, the former members of DMD and stockholders of BDI owned approximately 66.6% of the Company's outstanding common stock and management control of the Company was transferred to the former management of DMD and BDI. Accordingly, for accounting purposes the acquisition was treated as a recapitalization of DMD and BDI with DMD and BDI combined as the acquiror (reverse acquisition). As a result, the combined historical financial statements of DMD and BDI became the financial statements of the Company. From inception, in October 1995, through March 2, 1996, the Company generated net sales of only $220,623 and incurred a net loss of $1,625,213. Because both DMD and BDI were only formed in October and November of 1995, incurred substantial losses in connection with the commencement of their respective operations, and commenced sales in February 1996, a comparison of the financial information of the Company for the ten-month period ended December 31, 1996 to the period from inception (October 23, 1995) through March 2, 1996 is not meaningful. See "The Company."

    DMD was formed in October 1995 and has been primarily involved in designing, developing, manufacturing, and marketing TeliCam Systems. The first shipments to customers of the TeliCam System commenced in early February 1996. BDI was formed in November 1995 and has been primarily involved in the marketing and distribution of dental burs imported from Russia. The first sales of burs commenced in March 1996. On July 9, 1996, the Company determined to focus future strategic development primarily upon high value added dental/medical products and technology and, accordingly, decided to discontinue the dental bur product line, comprised of low-margin, low-technology products. The Company thereafter commenced an orderly liquidation of its inventory of dental burs, and expects the liquidation to be completed in 1997 without significant adverse effect on operations.

    On January 13, 1997 the Company changed its name from Edudata Corporation to Dental/Medical Diagnostics Systems, Inc. On February 5, 1997, the Company changed its fiscal year end from a fiscal year ending on the nearest Saturday to February 28th to a December 31 fiscal year end.

    The Company has a limited history of operations which include results of operations of the BDI product line, now discontinued. Although no assurance can be given, the Company anticipates increased sales of the TeliCam Systems and the introduction of new products and therefore results of operations for the period presented may not be indicative of future results. The Company's prospects for increasing sales and profits is subject to a number of risks, including competitive and economic conditions, as well as the market acceptance of new technologies the Company may seek to introduce. See "Risk Factors."

RESULTS OF OPERATIONS

    For the ten-month period ended December 31, 1996, net sales totaled $11,673,102, generating an operating profit of $304,435. Included in these results were sales of approximately $235,000 and an operating loss of approximately $196,000 related to the Company's discontinued dental bur product line. As described above, the Company expects to complete the sale of inventory related to this product line in fiscal 1997 without any significant adverse impact on operating results.

    Net sales totaled $11,673,102 for the ten-month period ended December 31, 1996, and are comprised primarily of sales of TeliCam Systems and related products. Total sales for this period included approximately $2,200,000 in sales to international distributors. Sales for the period from inception (October 23, 1995) through March 2, 1996 were not significant as the Company spent the majority of the period developing its initial product offering with sales commencing in February 1996. As further described below, under the caption "Fluctuations in Quarterly Results," the Company's sales are generally expected to be higher in the fourth quarter due to the purchasing patterns of dentists in the United States. During the ten month period ended December 31, 1996, the month of December alone accounted for approximately $2,100,000 in net sales due to a combination of increasing domestic and foreign sales. Domestic sales in December were higher than normal primarily due to year end purchases by dentists taking advantage of a $17,000 Federal tax credit for capital equipment purchases, and to the introduction of the InTELInet system. The Company believes that the tax credit accelerated certain TeliCam System sales that would ordinarily have occurred in January and February 1997 and may result in reduced first quarter 1997 sales.

    Cost of sales for the ten-month period ended December 31, 1996 were $6,685,464 or 57% of sales. As a percentage of sales, the Company expects costs of international sales to be higher than domestic sales due to higher discounts being required on international sales, however, this effect should be offset by reduced warranty and service costs as well as reduced selling costs on international sales.

    Selling, general, and administrative expenses totaled $4,360,736 or 37% of sales for the ten-month period ended December 31, 1996. These expenses relate to administering the continuing design, development, manufacturing, and marketing of the Company's TeliCam Systems. These expenses include advertising and promotion expenses of $1,008,879 comprised primarily of trade show fees, trade magazine advertising and direct mail promotions. Salaries and wages totaled $966,745 comprised primarily of expenses for sales and production administration, marketing, sales and customer support staff and finance and accounting personnel. Commissions resulting from sales of TeliCam Systems and the InTELInet product introduced in November 1996 totaled $1,223,547. These expenses are expected to increase in absolute dollars relative to net sales in future periods, due to the need for additional support functions as the Company's sales increase.

    Research and development expenses totaled $322,467 or 3% of sales for the ten-month period ended December 31, 1996, and related primarily to direct expenses of ongoing design and development of enhancements to the Company's TeliCam System and, to a lesser extent, the Company's DMD System One. These expenses are comprised of wages and benefits for engineering personnel, design and development fees and raw material used in the development of prototypes. These expenses are expected to continue at relatively the same rates in future periods for the TeliCam System. However research and development expenses will increase for the development of new products. Increased expenditures on research and development resulting from application of the proceeds of the Offering to further research and development projects and joint ventures and possible acquisitions, are expected to result in increased expenses and may result in correspondingly reduced earnings in future periods. See "Use of Proceeds."

    Amortization of debt issuance cost totaled $31,548 for the ten-month period ended December 31, 1996, and is the result of the cost of the sale of the Bridge Notes, issued in November 1996, being amortized over the term of the Notes. These costs will continue into future periods until the debt is paid. The Company will pay such debt out of the proceeds of this Offering and, accordingly, expects to take a charge of approximately $190,000 for the write off of unamortized debt issuance costs in the second quarter of fiscal 1997. See "Use of Proceeds."

    Interest expense totaled $57,166 for the ten-month period ended December 31, 1996, and consisted of interest paid on capital lease obligations and interest accrued on the Bridge Notes and notes payable to related parties.

    Net income for the ten-month period ended December 31, 1996 totaled $137,151 or $.05 per share.

LIQUIDITY AND CAPITAL RESOURCES

    For the ten-month period ended December 31, 1996, the Company used net cash of $1,631,343 in operations. The Company financed its operating cash requirements through the sale of 422,219 shares of Common Stock in April 1996 which generated cash proceeds of approximately $1,055,000, net of issuance costs, and through the Bridge Financing in November 1996, which generated cash proceeds of approximately $1,315,000, net of issuance costs.

    Accounts receivable increased by $1,188,544 to $1,305,143 at December 31, 1996 primarily due to the increasing sales volumes during the ten-month period ended December 31, 1996 and due to the level of international sales during December. Sales for the period from inception (October 23, 1995) through March 2, 1996 were only $220,000. Accounts payable and accrued liabilities totalling $1,720,358 at December 31, 1996 decreased slightly from $1,806,640 at the prior year end period. Inventory levels increased $461,812 to $1,513,075 due to increased sales and production levels for TeliCam Systems.

    Capital expenditures totaled $200,686 for the ten-month period ended December 31, 1996, and resulted primarily from purchases of additional computer equipment and test equipment to support the administrative and production functions of the Company. Book overdrafts decreased in the current period by $49,906. Cash on hand at the end of the period was $1,058,836.

    The Company requires additional cash to continue to pay down its liabilities (including, without limitation, the Bridge Notes issued in the November 1996 Bridge Financing) for working capital purposes to support anticipated increased sales levels and to fund its research and development activities. Approximately $1,700,000 of the net proceeds of this Offering will be used to repay the Bridge Notes. The Bridge Notes consist of secured convertible promissory notes in the aggregate principal amount of $1,600,000, bear interest at the rate of 10% per annum and are payable upon the consummation of this Offering. If this Offering is consummated in April 1996, the interest to be paid on the Bridge Notes will be approximately $67,000.

    Based on its current operating plan, the Company believes that the proceeds of the Offering, together with existing resources and cash generated from operations, if any, will be sufficient to satisfy the Company's contemplated working capital requirements for at least the next twelve months. There can be no assurance that the Company's working capital requirements during this period will not exceed its available resources or that these funds will be sufficient to meet the Company's longer term cash requirements for operations.

    On February 13, 1997, the Company received a Commitment Letter from Comerica Bank ("Comerica") confirming Comerica's intent to extend a $2,000,000 line of credit to the Company, to be secured by a first priority security interest in the Company's assets and by an assignment of the Company's rights under the Boston Marketing Distribution Agreement. The credit facility will bear interest monthly at the rate of the Comerica Bank Prime plus one-quarter of one percent (0.25%), as it may change from time to time, through June 1, 1998. All borrowings under the facility will be subject to a formula based, generally, on accounts receivable and inventory. The Company intends to use the proceeds of this credit facility for working capital and general corporate purposes. Although negotiations of the credit facility are proceeding, the commitment of Comerica is contingent upon the parties' ability to execute and deliver a definitive credit agreement, reach arrangements with current secured creditors to provide Comerica with a first priority lien and upon the absence of any material adverse change in the Company's business or financial condition. There can be no assurance that the Company will be successful in obtaining the credit facility, and the failure of the Company to do so could have a material adverse effect on the Company's business, operating results and financial condition.

FLUCTUATIONS IN QUARTERLY RESULTS

    The Company's business is subject to certain quarterly influences. Net sales and operating profits are generally higher in the fourth quarter due to the purchasing patterns of dentists in the United States and are generally lower in the first quarter due primarily to the effect upon demand of increased purchases in the prior quarter. It is also expected that the Company's business will experience lower sales in the summer months as a consequence of holiday vacations and a lesser number of trade shows. Additionally, use by the Company of a portion of the proceeds of the Offering to repay the Bridge Notes will cause the Company to incur a charge in the second quarter of 1997 of approximately $378,000. Quarterly results may also be adversely affected by a variety of other factors, including the timing of acquisitions and related costs, the release of new products and promotions taking place within the quarter. The Company plans to increase expenses to fund greater levels of research and development and to fund investments in joint ventures and acquisitions. To the extent that such expenses precede or are not subsequently followed by increased revenues, the Company's business, operating results and financial condition will be adversely affected.

                                    BUSINESS

GENERAL BUSINESS DESCRIPTION OF THE COMPANY

    The Company designs, develops, manufactures and sells high technology dental equipment. Currently, the Company's primary emphasis is on the manufacture and sale of an intraoral camera system known as the TeliCam System and a dental office networking system, known as InTELInet, for use in connection with the TeliCam System. The TeliCam System displays close-up color video images of dental patients' teeth and gums. These TeliCam images assist dentists in displaying dental health and hygiene problems to patients and, as a result of such display, promote patient acceptance of treatment plans. The TeliCam System offers dentists the ability to capture and display multiple video images without an expensive external capture device such as a video cassette recorder or color printer, thereby providing a low-cost alternative to the more expensive traditional intraoral dental camera systems. For this reason, the Company believes that the TeliCam System should be particularly attractive to the overseas market because printed copies of dental images are not generally required by foreign insurance companies. The Company commenced shipments of TeliCam Systems to customers in February 1996. Through December 31, 1996, the Company had sold 2,070 TeliCam Systems to dentists throughout the United States, as well as several dental schools, and 940 TeliCam Systems internationally. The Company is in the process of finalizing the development of an enhanced version of the TeliCam System, the DMD System One, which it anticipates introducing in the third quarter of 1997.

    In November 1996, the Company introduced the InTELInet networking system for the TeliCam System. The InTELInet networking system allows networking of multiple TeliCam Systems in a dental practice so that each TeliCam System connects to a central printer. Because the TeliCam System has the capability to capture and store images in its CCD chip, the TeliCam System, unlike competing intraoral dental camera systems, does not require the memory of a printer or other image storage device for use during patient examinations. However, because U.S. insurance companies generally require hard copies of treatment data, and for patient record keeping purposes, it may be desirable to print hard copies of the captured images. The InTELInet system allows multiple TeliCam Systems in different examination rooms ("operatories") to be linked to a single printer, generating substantial savings to dentists by eliminating the of need for multiple printers or video cassette recorders, each dedicated to a single intraoral dental camera, which are required by competing systems. Generally, the cost of a color printer is the second most significant cost element in each intraoral camera system. The InTELInet networking system offers additional benefits by allowing for office expansion and can accommodate multiple additional TeliCam Systems. From its introduction in late November 1996 through February 25, 1997, 99 InTELInet networking systems have been installed by the Company or independent installation contractors retained by the Company.

    In addition to its work on the DMD System One and the InTELInet system, the Company is currently participating with third parties in the development of a teeth whitening system. This system would utilize a high energy, high pressure ionized gas in the presence of an electrical current to create a laser-type light to effect teeth whitening. The Company believes that the teeth whitening system can produce faster results at lower cost than currently available teeth whitening systems. Currently, the leading system for teeth whitening in the dental office requires more than two hours of the dentist's time. The Company is currently testing technologies for whitening teeth that have the potential to whiten teeth in a dentist's office in substantially less time and by a dental hygienist instead of the dentist. The testing involves the compatibility of the light source and catalytic chemicals to produce effective and rapid teeth whitening. The technology also functions as a curing system for curing composites, adhesives and sealants used in dental bonding and repair. Currently available light curing systems can achieve similar results to those anticipated to be produced by the system currently being tested by the Company. However, the Company believes the curing system it is testing can be sold at a price point significantly below that of functionally competitive systems. If the teeth whitening system is successfully developed, the Company may be required to enter into contractual arrangements with the third party developers retained by the Company prior to marketing the system. The Company is also negotiating a joint venture to develop digital x-ray technology for the dental market. This technology, if successfully developed, would provide a more user-friendly digital x-ray system comparable to functionally competing systems at a significantly lower price point. Digital x-ray systems, including those currently on the market, reduce radiation exposure compared to conventional x-ray systems and allow dentists to view x-ray images in real-time without the time-consuming process of film development and eliminate the need to use and dispose of chemicals required to develop conventional x-ray film. This technology also will allow database storage and recall of images for comparison purposes.

    BDI, a subsidiary of the Company, distributes and markets reusable diamond dental burs pursuant to certain agreements with Russian manufacturers. On July 9, 1996, the Company determined to focus future strategic development primarily upon high value added dental/medical products and technology and, accordingly, decided to discontinue the dental bur product line, comprised of low-margin low-technology products, as extrinsic to the Company's strategic goals. The Company thereafter commenced an orderly liquidation of its inventory of dental burs, and expects the liquidation to be completed in 1997 without significant adverse effect on operations.

INDUSTRY OVERVIEW

    The results of a recent study commissioned by the American Dental Association ("ADA") indicate that the number of U.S. dental visits has grown, from 360 million in 1975, to 534 million in 1995; and that the total expenditure for dental care in the U.S. in 1995 was approximately $43.2 billion. According to industry estimates, during 1995 there were approximately 130,000 active dentists serving the United States marketplace in about 100,000 dental practices.

    In 1994, the U.S. dental medical/surgical equipment market was estimated by the ADA to be a $2.5 billion annual industry, with a projected annual growth rate of between 6% and 8%, reaching $3.5 billion annually by the year 2000. The ADA reports that the average annual purchase of dental supplies and equipment in 1995 was approximately $19,000 per dentist. Factors contributing to this growth include the general aging of the population, technological advances, increasing regulatory requirements relating to infection control, and the proliferation of dental insurance coverage. In addition to the domestic market for dental supplies and equipment, the ADA findings indicate that there is a multi-billion dollar annual market for such items in Europe and Asia.

GROWTH STRATEGY

    The Company's goal is to be a leading manufacturer and distributor of high technology dental products. The Company believes that its focus on the following business strategies will help it to achieve this goal:

        DELIVERY OF INNOVATIVE, VALUE-ORIENTED PRODUCTS. The Company seeks to provide innovative products that offer a strong price-value relationship to its customers. The Company endeavors to deliver products that offer, or will offer, greater or differentiated operating features at competitive prices.

        COMMITMENT TO PRODUCT DEVELOPMENT. From inception (October 23, 1995) through December 31, 1996, the Company has devoted over $850,000 to product development activities. The Company also intends to use up to $1,300,000 of the proceeds of this Offering to the enhancement of its current product and the development and/or acquisition of new technologies. The Company believes that this focus on new and improved technologies is essential if the Company is to establish and maintain a competitive position in the marketplace.

        GROWTH THROUGH ACQUISITIONS AND JOINT VENTURES. The Company anticipates that it will complement its internal growth, both in number of products and sales, through acquisitions and joint ventures and a focus on developing and marketing new technologies for the dental practice. The

    Company believes that acquisitions and joint ventures present an effective means of obtaining technical personnel and obtaining or expanding technologies, products and markets. The Company continually evaluates opportunities for acquisitions and joint ventures, although it is not currently party to any commitment, understanding or agreement related to such endeavors. The Company currently intends to use up to $1,300,000 of the proceeds of this Offering for acquisitions and joint venture financing.

        EXPANSION OF DOMESTIC AND INTERNATIONAL SALES. Although both the domestic and international dental supply markets are highly competitive, the Company believes that the size of these markets provides an excellent opportunity for growth. See "--Industry Overview." The Company intends to increase its domestic sales through the introduction of new high technology products and to increase its international sales through entry into additional distribution agreements with foreign distributors. The Company intends to capitalize on its experienced management and sales team to increase its domestic and international sales. See "Marketing and Sales."

TELICAM SYSTEM

    Currently, the Company's primary product is an intraoral dental camera known as the TeliCam System. Management believes that the TeliCam System, a video memory, full color intraoral dental camera system currently available on the market. Traditional intraoral dental cameras consist of: (i) a handpiece, the end of which contains the camera lens and light source; (ii) a camera chip ("CCD chip"), with a camera chip processing unit ("CCU processor"), which interprets the camera's video signals; (iii) video and light source cables which connect the handpiece to the CCU processor; and (iv) an external capture device, such as a video recorder or printer so that the dentist and patient can view the video image. The primary distinguishing feature of the TeliCam System is its ability to capture and "freeze" video images and display multiple images simultaneously without an external capture device. The heart of the TeliCam System's image capture capabilities is the Teli CCU processor which is incorporated therein. The Teli CCU processor, which was designed specifically for intraoral dental camera use, has a built-in image capturing mechanism or "frame grabber" computer chip. This gives the dental professional the ability to capture from one to four images with the touch of a button on the handpiece, and eliminates the need for network installation and the hardwiring of external capture devices. Additionally, the Teli CCU processor's frame grabber incorporates an automatic light intensity control which eliminates reflection and glare from the fiberoptic illumination for clearer video images. The Company has exclusive world-wide rights to market the Teli CCU processor to the dental market.

    Another feature of the TeliCam System is its 1/3 inch camera with near-focus capabilities as close as two millimeters and magnification capabilities of up to 120 times the actual image, all available without the necessity of changing lenses. The Company believes that this functionality is only available in significantly more expensive competing models. Additionally, the TeliCam System features an ergonomically designed, easy-to-use monocoil cable, which connects the camera's handpiece to the CCU processor. To the extent permanent images may be required by insurance companies, auxiliary printing systems are available from the Company. See "Risk Factors--Competition."

INTELINET VIDEO MONITORING SYSTEM

    The Company has commenced marketing of its InTELInet Video Monitoring System ("InTELInet") which generally includes two TeliCam Systems, a printer, a video-cassette monitor, cabling and installation. InTELInet is designed to be a cost-effective solution to the problems generally associated with standard networking of various intraoral cameras in multiple operatories within a single dental practice. With traditional intraoral camera networks, each camera must be wired to a centralized printer in order to capture and store the desired image, which must then be relayed back to the camera's monitor for viewing the image, and back to the printer for ultimate printout. These requirements result in substantial and expensive wiring. Also, competing intraoral cameras require networking implementations which do not permit the simultaneous use of multiple cameras unless a costly printer is attached to each camera. Consequently, this type of network requires the dental practice to make a significant expenditure for cabling and installation and on-site printers in every operatory. The InTELInet requires significantly less cabling and eliminates the need for purchasing multiple printers because of the built-in image capture capabilities of the TeliCam System. The Company emphasizes the savings to dental practices and the ease of use of the InTELInet in its marketing campaigns. The InTELInet is being marketed by the Company only in the U.S. due to the general absence of multiple operatory practices outside of the United States. The InTELInet facilitates simple network expansion and is only compatible with intraoral dental camera's marketed by the Company.

    From November 1996 through February 25, 1997, the Company has sold 99 InTELInet systems. Currently, the average sales price for a two operatory installation is approximately $9,100 plus an additional $2,000 for each additional operatory networked.

DMD SYSTEM ONE

    The Company is currently completing the development of its DMD System One intraoral camera. This system, designed for the medium-priced dental market, is distinguished from the Company's current TeliCam System by its increased fiber optic illumination, rotary focus capability which increases ease of use, and increased image clarity. The DMD System One may also be used with the InTELInet network. The Company anticipates introducing the DMD System One in the third quarter of 1997; however, the development and introduction of new products may be subject to various delays and, as a consequence, no assurance can be given that the DMD System One will be introduced on schedule. Further, no assurances can be given that, after its introduction, the DMD System One will achieve market success. See "Risk Factors--Importance of New Product Development to Growth" and "Risk Factors--Governmental Regulation."

PRODUCT DEVELOPMENT ACTIVITIES

    The Company intends to use up to $2,600,000 of the proceeds of this Offering for the development and/or acquisition of new dental high technology products. See "Use of Proceeds." The Company expended $322,467 and $528,426 for research and development of its products for the ten months ended December 31, 1996 and from Inception to March 2, 1996, respectively. In addition to its work on the DMD System One, the Company is currently participating with third parties in the development of a teeth whitening system product. This system would utilize a high energy, high pressure ionized gas in the presence of an electrical current to create a laser type light to effect teeth whitening. The Company believes that the teeth whitening system can produce faster results at a lower cost than currently available teeth whitening systems. Currently, the leading system for teeth whitening in the dental office requires more than two hours of the dentist's time. The Company is currently testing technologies for whitening teeth that have the potential to whiten teeth in a dentist's office in substantially less time and by a dental hygienist instead of the dentist. The testing involves the compatibility of the light source and catalytic chemicals to produce effective and rapid teeth whitening. The technology also functions as a curing system for curing composites, adhesives and sealants used in dental bonding and repair. Currently available light curing systems can achieve similar results to those anticipated to be produced by the system currently being tested by the Company. However, the Company believes the curing system it is testing can be marketed at a price point significantly below that of functionally competitive systems. If the teeth whitening system is successfully developed, the Company may be required to enter into contractual arrangements with the third party developers retained by the Company prior to marketing the system. There can be no assurance that the development of the teeth whitening system will be successful or commercially viable, or that, if required, the Company will be able to enter into marketing agreements with third parties on terms acceptable to the Company. Additionally, the Company believes that this system will require FDA approval prior to marketing, and as a consequence, the timing of the domestic introduction of this product is uncertain. Based upon the results of the development of the teeth whitening process, the Company will determine whether or not to proceed with the marketing of this system. See "Risk Factors--Government Regulation" and "Business--Government Regulation."

    The Company is also negotiating a joint venture to develop digital x-ray technology for the dental market. This technology, if successfully developed, would provide a more user-friendly digital x-ray system comparable to functionally competitive systems at a significantly lower price point. Digital x-ray systems, including those currently on the market, reduce radiation exposure compared to conventional x-ray systems and allow dentists to view x-ray images in real-time without the time-consuming process of film development and eliminate the need to use and dispose of chemicals required to develop conventional x-ray film. This technology will allow database storage and recall of images for comparison purposes. No assurance can be given that the Company will be able to acquire the digital x-ray technology, or if the technology is acquired, that the Company will be able to commercially exploit it.

MANUFACTURING AND COMPONENT PARTS

    The Company assembles and tests the TeliCam System, as well as develops new products, at its facility located in Irvine, California. With the exception of the camera's CCU processor, the Company believes that there are multiple sources from which it may purchase the components of the TeliCam System. The Company, however, anticipates that it will obtain certain of the components of the TeliCam System from a single, in the case of the CCU processor, or limited number of sources of supply. Although the Company believes it will be able to negotiate satisfactory alternative supply arrangements, failure to do so may have a material adverse effect on the Company. Furthermore, there can be no assurance that suppliers will dedicate sufficient production capacity to satisfy the Company's requirements within scheduled delivery times or at all. Failure or delay by the Company's suppliers in fulfilling its anticipated needs may adversely affect the Company's ability to market the TeliCam System. See "Risk Factors--Dependence on Third Party Suppliers."

    Effective October 1, 1996, the Company amended its distribution agreement ("BMC Distribution Agreement") with Boston Marketing, a licensed distributor of the Teli manufactured CCD chip which includes the Teli CCU processor. Pursuant to the BMC Distribution Agreement, the Company has the exclusive right (i) to market certain Teli manufactured CCD chip assemblies with CCU processors (model numbers CS6110 S/B with Frame Grabber, CS6110 P S/B with Frame Grabber and the CS6110 S/B without Frame Grabber (each a "Teli Unit" and collectively the "Teli Units")) to the dental market, and (ii) to use the "TeliCam" trademark. The Teli Units are key components of the Company's intraoral digital cameras. See "--The TeliCam System." The BMC Distribution Agreement has a five-year initial term. The Company has agreed to purchase a minimum of 2,500 Teli Units per year for each of the five years, at an initial price of $750 per Teli Unit, subject to increase after October 1, 1998. The Company has the option to cancel the BMC Distribution Agreement if any price increase is unacceptable. The Boston Market Distribution Agreement is terminable by Boston Marketing if the Company fails to meet its annual minimum purchase obligation. The term of the BMC Distribution Agreement may be extended by mutual agreement of the Company and Boston Marketing for an additional five year term. Management believes that, if necessary, other CCD chips, CCU processors and frame grabbers could be obtained from third-party suppliers on comparable terms, although a disruption materially in supplies of components could extend for up to six months, which would materially adversely affect the Company's operating results. See "Risk Factors--Dependence on Third Party Suppliers."

BACKLOG

    The Company generally does not operate with significant order backlog and a substantial portion of its revenues in any quarter is derived from orders booked in that quarter.

MARKETING AND SALES

    U.S. SALES AND DISTRIBUTION. The Company's domestic sales are made by four full-time employees who are based at corporate headquarters, and a national field force of independent sales representatives under the supervision of 16 independent Regional Managers. The Company's full time sales employees are generally experienced in the business of marketing and distribution of intraoral cameras to the dental industry. The Company markets its products through direct mail solicitations, professional publications advertising, and attendance at dental conferences. During 1996, the Company ran advertisements in "Dental Products Report" and attended in excess of 70 dental conferences and trade shows. In addition, the Company has sold TeliCam Systems to five dental schools including the University of Chicago, Tufts University and the University of Louisville. The Company believes that these and anticipated future dental school sales will generate additional interest in, as well as familiarity with, the Company's products at the initial stages of a dental professional's career. In the U.S. dental marketplace, the Company's marketing campaign has focused on the advantages of the intra-office networking capabilities and the significantly lower price of the TeliCam System.

    INTERNATIONAL SALES AND DISTRIBUTION. In the international market, the Company sells the TeliCam System through independent dealers and distributors. Presently, the Company has six contracts with independent distributors, which agreements cover key international markets including Northern and Western Europe, the Middle East, the Far East, Russia, Australia, Canada and South America. These distributors provide important support, including customer support and product service, to customers in each of their respective countries. The Company had an agreement with Hiroki Umezaki, a former officer, director and principal stockholder of the Company, pursuant to which he was to receive a 15% commission on all sales made by the Company in Asia, except Japan, in which his commission was to be 12%. This agreement resulted in Mr. Umezaki earning $15,000 in commissions through December 31, 1996. This agreement has been orally amended to provide that Mr. Umezaki shall receive a 12% commission on sales made in Japan only. This oral agreement is currently being documented with these changed terms and the Company believes that the new agreement will be signed with the new terms as described above. See "Certain Transactions--Related Party Transactions." Furthermore, Olympus Camera Company of Japan ("Olympus") has commenced purchases and has recently signed a letter of intent with the Company relating to Olympus becoming the exclusive distributor of the TeliCam System in Japan; however, no assurance can be given that the parties will enter into a distribution agreement. The Company's international sales, which commenced in April 1996, aggregated approximately $2,200,000 through December 31, 1996. See "Risk Factors--International Operations." Since printed copies of dental images are not generally required by foreign insurance companies, the Company believes that the TeliCam System Frame-grabber image capturing mechanism, which enables dental professionals to avoid the costs of external capture devices, and their requisite networking demands, makes the TeliCam System particularly attractive in international markets. The Company does not intend to market the InTELInet network outside the United States.

TRAINING, CUSTOMER SUPPORT AND PRODUCT SERVICE

    Management believes that operating the TeliCam System requires very little training. Nevertheless, as part of the Company's customer service program, the sales representative or international distributor responsible for the sale of the TeliCam System schedules an installation and training appointment when the system is delivered. In addition, the Company provides a TeliCam System operating manual to its customers which provides answers to frequently asked questions about the product's operations. The Company's technical support personnel, and internationally, the support personnel of the Company's distributors, are also available to answer customers telephone inquiries during normal business hours. All TeliCam Systems come with a one-year complete parts and labor warranty and extended warranties are also available. InTELInet installation and maintenance is provided through independent installers retained by the Company.

PATENTS AND PROPRIETARY RIGHTS

    The patents pertaining to the various components of the TeliCam System are all owned by third parties. Pursuant to the Boston Marketing Distribution Agreement, the Company has exclusive rights to market products which incorporate the Teli Units to the dental market. Also pursuant to this agreement, the Company has the rights to use the "TeliCam" trademark. See "Management--Related Party Transactions."

    The Company's success and ability to compete is dependent in part upon its proprietary technology. The Company's proprietary technology is not protected by any patents. Consequently, the Company relies primarily on trademark, trade secret and copyright laws to protect its technology. Also, the Company is implementing a policy that all employees and third-party developers sign nondisclosure agreements. However, there can be no assurance that such precautions will provide meaningful protection from competition or that competitors will not be able to develop similar or superior technology independently. Also, the Company has no license agreements with the end users of its products, so it may be possible for unauthorized third parties to copy the Company's products or to reverse engineer or otherwise obtain and use information that the Company regards as proprietary. If litigation is necessary in the future to enforce the Company's intellectual property rights, to protect the Company's trade secrets or to determine the validity and scope of the proprietary rights of others, such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, operating results and financial condition. Ultimately, the Company may be unable, for financial or other reasons, to enforce its rights under intellectual property laws. In addition, the laws of certain countries in which the Company's products are or may be distributed may not protect the Company's products and intellectual rights to the same extent as the laws of the United States.

    The Company believes that its products do not infringe any valid existing proprietary rights of third parties. Although the Company has received no communication from third parties alleging the infringement of proprietary rights of such parties, there can be no assurance that third parties will not assert infringement claims in the future. Any such third party claims, whether or not meritorious, could result in costly litigation or require the Company to enter into royalty or licensing agreements. There can be no assurance that the Company would prevail in any such litigation or that any such licenses would be available on acceptable terms, if at all. If the Company were found to have infringed upon the proprietary rights of third parties, it could be required to pay damages, cease sales of the infringing products and redesign or discontinue such products, any of which alternatives, individually or collectively could have a material adverse effect on the Company's business, operating results and financial condition.

GOVERNMENT REGULATION

    The products which the Company sells are considered to be medical devices and the Company is considered to be a medical device manufacturer and is subject to control by, among other governmental entities, the FDA and the corresponding agencies of the states and foreign countries in which the Company sells its products. These regulations govern the introduction of new medical devices, the observance of certain standards with respect to the manufacture and labeling of medical devices, the maintenance of certain records and the reporting of potential product problems and other matters. A failure to comply with such regulations could have material adverse effects on the Company. See "Risk Factors--Extensive Government Regulation."

    The Federal Food, Drug and Cosmetic Act ("FDC Act") regulates medical devices in the United States by classifying them into one of three classes based on the extent of regulation believed necessary to ensure safety and effectiveness. Class I devices are those devices for which safety and effectiveness can reasonably be ensured through general controls, such as device listing, adequate labeling, premarket notification and adherence to good manufacturing practices ("GMP") as well as medical device reporting ("MDR") labeling and other regulatory requirements. Class II devices are those devices for which safety and effectiveness can reasonably be ensured through the use of special controls, such as performance standards, post-market surveillance and patient registries, as well as adherence to the general controls provisions applicable to Class I devices. Class III devices are devices which generally must receive premarket approval by the FDA pursuant to a premarket approval ("PMA") application to ensure their safety and effectiveness. Generally, Class III devices are limited to life sustaining, life supporting or implantable devices; however, this classification can also apply to novel technology or new intended uses or applications for existing devices.

    Before they can be marketed, most medical devices introduced to the United States market are required by the FDA to secure either clearance of a pre-market notification pursuant to Section 510(k) of the FDC Act (a "510(k) Notification") or approval of a PMA. Obtaining approval of a PMA application can take several years. In contrast, the process of obtaining 510(k) Notification clearance generally requires a submission of substantially less data and generally involves a shorter review period. Most Class I and Class II devices enter the market via the 510(k) Notification procedure, while new Class III devices ordinarily enter the market via the more rigorous PMA procedure. In general, clearance of a 510(k) Notification may be obtained if a manufacturer or seller of medical devices can establish that a new device is "substantially equivalent" to a predicate device other than one that has an approved PMA. The claim for substantial equivalence may have to be supported by various types of information, including clinical data, indicating that the device is as safe and effective for its intended use as its legally marketed equivalent device. The 510(k) Notification is required to be filed and cleared by the FDA prior to introducing a device into commercial distribution. Market clearance for a 510(k) Notification submission may take 3 to 12 months or longer. If the FDA finds that the device is not substantially equivalent to a predicate device, the device is deemed a Class III device, and a manufacturer or seller is required to file a PMA application. Approval of a PMA application for a new medical device usually requires, among other things, extensive clinical data on the safety and effectiveness of the device. PMA applications may take years to be approved after they are filed. In addition to requiring clearance or approval for new medical devices, FDA rules also require a new filing and review period prior to marketing a changed or modified version of an existing legally marketed device if such changes or modifications could significantly affect the safety or effectiveness of that device. The FDA also prohibits an approved device from being promoted or marketed for unapproved applications.

    Over time, the FDA has adopted classification regulations for certain medical devices and has designated some of these devices as Class I, while exempting certain of them from the 510(k) Notification requirements. The dental burs currently sold by the Company's BDI subsidiary have been classified by the FDA as Class I devices and are exempt from the 510(k) Premarket Notification requirements. They are not exempt from GMP, medical device reporting, labeling and other regulatory requirements. The FDA has not specifically classified intraoral dental cameras. The FDA, however, has classified certain other devices, including a surgical camera and a fiber-optic dental light, as Class I devices exempt from 510(k) Notification and the Company believes that its intraoral dental camera is likely to be treated in the same manner provided that it continues to market this device only for use in assisting patient communications and in providing a record in order to facilitate insurance payment or reimbursement. While the Company believes its position is correct, there can be no assurance that the FDA will agree with such position. If the FDA disagrees, the Company will be required to file a 510(k) Notification and may be required to suspend sales of the TeliCam System until FDA clearance is granted. The Company does not promote the TeliCam System for diagnostic uses. If intraoral dental cameras are marketed or promoted for diagnostic uses or for treatment uses, the FDA generally takes the position that a 510(k) Notification must be filed for clearance by the FDA.

    The Company believes that it will be required to obtain FDA approval or clearance prior to introduction of any teeth whitening and digital x-ray product lines, if such product lines are, in fact, developed.

    Pursuant to FDA requirements, the Company has registered its manufacturing facility with the FDA as a medical device manufacturer, and listed the medical devices it manufactures. The Company also is subject to inspection on a routine basis for compliance with FDA regulations. These regulations include those covering GMP which require that the Company manufacture its products and maintain its documents in a prescribed manner with respect to manufacturing, testing and control activities. Further, the Company is required to comply with other FDA requirements with respect to labeling, and the MDR regulations which require that the Company provide Information to the FDA on deaths or serious injuries alleged to have been associated with the use of its products, as well as product malfunctions that are likely to cause or contribute to death or serious injury if the malfunction were to recur. The Company believes that it is currently in material compliance with all relevant GMP and MDR requirements.

    In addition, the Company is required to be licensed as a medical device manufacturer by the State of California. The Company has applied for such a license to cover its manufacturing activities. In general, because of the Company's belief that its products are Class I devices and exempt from 510(k) Notification, the Company believes that the California Department of Health Services, Food and Drug Branch ("California DHS") will permit the Company to continue to manufacture and sell its products prior to the required prelicensing inspection. Approval of the license generally requires that the Company comply with the FDA's GMP labeling and MDR regulations, as well any other applicable regulatory requirements. This State license is not transferable and must be renewed annually.

    Generally, if the Company is in compliance with FDA and California regulations, it may market its devices in other states in the United States. International sales of medical devices are also subject to the regulatory requirements of each country, and in Europe, the regulations of the European Union. The regulatory review process varies from country to country. The Company, in general, will rely upon its distributors and sales representatives in the foreign countries in which it markets its products to ensure that the Company compiles with the regulatory laws of such countries. The Company believes that its international sales to date have been in compliance with the laws of the foreign countries in which it has made sales. Failure to comply with the laws of such country could have a material adverse effect on the Company's operations and, at the very least, could prevent the Company from continuing to sell products in such countries. Exports of Class I and Class II medical devices are also subject to certain limited FDA regulatory controls.

PRODUCT LIABILITY AND INSURANCE

    The nature of the Company's present and planned products may expose the Company to product liability risks. No product liability claims have been brought against the Company to date. The Company maintains product liability insurance with coverage limits of $1,000,000 per occurrence and $1,000,000 per year. While the Company believes that it maintains adequate insurance coverage, there can be no assurance that the amount of such insurance will be adequate to satisfy claims made against the Company in the future or that the Company will be able to obtain insurance in the future at satisfactory rates or in adequate amounts. Product liability claims or product recalls could have a material adverse effect on the business and financial condition of the Company. In addition, the Company is required under certain of its licensing agreements to indemnify its licensors against certain product liability claims by third parties.

COMPETITION

    The distribution and manufacture of dental supplies and equipment is intensely competitive. For example, there are at least five companies offering intraoral camera systems which are competitive with the TeliCam System. Many of the Company's competitors have greater financial and other resources than the Company, and, consequently, such entities may be able to develop, manufacture, market and/or distribute systems which are functionally similar or superior to the Company's products. Moreover, significant price reductions by the Company's competitors could result in a similar reduction in the Company's prices. Any of these competitive pressures may have a material adverse effect on operating results. See "Risk Factors--Competition."

    In the United States, the Company competes with other companies that sell dental products, distributors and several major manufacturers of dental products, primarily on the basis of price, customer service and value-added services and products. The Company's principal domestic competitors are Patterson Dental Co., Henry Schein, Inc., New Image Industries, Inc. and Ultrak. The Company also faces competition in its international markets, where the Company competes on the basis of price and product quality against the same dental product distributors and manufacturers.

EMPLOYEES

    At February 14, 1997, the Company had 43 full-time employees. Of these employees, 22 were involved in production, 5 were in customer service, 10 were in administration, 4 were engaged in sales and marketing, and 2 were involved in engineering and research and development. The Company believes it has a good relationship with its employees and none of its employees are represented by a collective bargaining agreement.

PROPERTIES

    The corporate headquarters and principal offices of the Company are located in Westlake Village, California, consisting of approximately 3,900 square feet space under a lease that expires on November 14, 2000 ("Office Lease"). The Office Lease provides for aggregate minimum monthly rental payments of approximately $5,800. In addition, the Company, on behalf of BDI, leases an additional 605 square feet in Westlake Village, California ("BDI Lease"), at a rental rate of approximately $844 per month. The BDI Lease has been extended through April 1997 and the Company has no present intention of renewing this lease. Further, under a lease that expires on November 1, 1998 ("Plant Lease"), the Company has approximately 5,700 square feet of space in a building in Irvine, California, where it manufactures and distributes the TeliCam System and conducts research and development activities. The rental payment under the Plant Lease is approximately $5,310 per month. Both the Office Lease and the Plant Lease require the Company to pay taxes, maintenance fees, insurance, and periodic rent increases based on a published price index. The Company is currently looking for additional facilities to replace or supplement the property which is subject to the Plant Lease.

LEGAL PROCEEDINGS

    There is no material litigation pending to which the Company is a party or to which any of its property is subject.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The executive officers and directors of the Company are as follows:

NAME                                                  AGE                          POSITION
------------------------------------------------      ---      ------------------------------------------------
Robert H. Gurevitch.............................          55   Chairman of the Board of Directors/Chief
                                                               Executive Officer/President/Secretary
Marvin H. Kleinberg.............................          68   Director
Ronald E. Wittman...............................          50   Chief Financial Officer, Director
Dewey Perrigo...................................          43   Vice President of Sales
Merle Roberts...................................          47   Vice President of Manufacturing

    MR. GUREVITCH has been Chairman of the Board, Chief Executive Officer and President of the Company since March 1996 and was appointed Secretary of the Company in February 1997. Mr. Gurevitch founded DMD in October 1995 and was its Chief Executive Officer until it was acquired by the Company. From November 1994 until February 1995, Mr. Gurevitch served as Chief Executive Officer of Dycam, Inc., a manufacturer and marketer of digital cameras. From 1987 until his retirement in August 1993, Mr. Gurevitch served as Chief Executive Officer and Chairman of the Board at New Image, a manufacturer and distributor of intraoral cameras.

    MR. KLEINBERG has been a director of the Company since March 1996. Mr. Kleinberg is a founding partner of the law firm Arant, Kleinberg, Lener & Ram LLP, and has been a member of that law firm and its various predecessors since 1980. Mr. Kleinberg has practiced in the area of intellectual property law since 1954. Mr. Kleinberg serves as an adjunct lecturer in Patent Law at the Franklin Pierce Law Center and is on the advisory council of the PTC Foundation, which publishes "IDEA."

    MR. WITTMAN has been the Chief Financial Officer of the Company since September 1996. Mr.Wittman was also elected director of the Company in February 1997. From September 1994 to September 1996, Mr. Wittman was the Vice President of Finance and Administration and the Chief Financial Officer of FMS Corporation, a manufacturer of defense related products which declared bankruptcy in 1995. Mr. Wittman served as Corporate Controller of Whittaker Corporation, an aerospace, defense electronics and manufacturing corporation from May 1993 to September 1994. From 1987 to May 1993, Mr. Wittman served as Corporate Controller at DAK Industries, a manufacturer and distributor of consumer electronics, computers, and computer software.

    MR. PERRIGO has served as the Company's Vice President of Sales since March 1996. Commencing in October 1995, he served in the same capacity at DMD. From 1988 through September 1995, Mr. Perrigo served as the Director of Sales of New Image.

    MR. ROBERTS joined the Company in February 1996 as Director of Operations. On July 1, 1996, he was promoted to Vice President of Manufacturing. From 1988 until May 1994, Mr. Roberts served as Materials Manager for Advanced Interventional Systems, a medical laser manufacturer. From June 1994 until January 1996 Mr. Roberts was an independent consultant providing materials, management and purchasing services to a variety of businesses. Mr. Roberts has taught material management and related subjects at several Southern California colleges and universities, and has served as a professional consultant on these topics.

    Directors are elected annually to serve until the next annual meeting of stockholders and until their successors are elected and qualified. Officers serve at the pleasure of the Board of Directors subject to other contractual arrangements.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Company previously maintained an Audit Committee consisting of Mr. Kleinberg, Mr. Umezaki and Mr. Gerald Kitano. In February 1997, Messrs. Kitano and Umezaki resigned. The Board is currently conducting a search of candidates to serve as an independent director in addition to Mr. Kleinberg on the Audit Committee. The Audit Committee reviews with the Company's independent accountants, the scope and timing of their audit services, any other services they are asked to perform, and the report of independent accountants on the Company's financial statements following completion of their audit of the Company's financial statements. In addition, the Audit Committee makes an annual recommendation to the Board of Directors concerning the appointment of independent accountants for the coming year.

    The Board of Directors also intends to establish a Compensation Committee. The Compensation Committee will be comprised of Messrs. Gurevitch and Kleinberg and a second independent director, and shall be responsible for the review of compensation and benefits paid to the Company's executive officers and the review of general policy matters relating to compensation and benefits of all of the Company's employees. Pursuant to the Underwriting Agreement, for a period of three years from the date of this Prospectus, all compensation and other arrangements between the Company and its executive officers, directors and affiliates must be approved by the Compensation Committee, a majority of whose members must be independent.

DIRECTOR COMPENSATION

    The Company's directors receive no cash compensation for serving as directors. During 1996, each member of the Board of Directors was granted a fully vested option to purchase 5,120 Shares of the Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. On a going forward basis, the Company currently intends to compensate its independent directors in the amount of $500 per meeting attended and to grant options to its directors, for serving as directors.

EXECUTIVE COMPENSATION

    The following table sets forth information concerning the compensation paid by the Company during the year ended December 31, 1996 to Robert H. Gurevitch, the principal executive officer of the Company, and each of the Company's most highly compensated executive officers whose salary and bonus exceeded $100,000 during such year ("Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG TERM
                                                                                       COMPENSATION
                                                                                       -------------
                                                                 ANNUAL COMPENSATION     NUMBER OF
                                                 YEAR ENDED                             SECURITIES
                                                DECEMBER 31,    ---------------------   UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION                         1996          SALARY      BONUS     OPTIONS(1)    COMPENSATION
---------------------------------------------  ---------------  ----------  ---------  -------------  -------------
Robert H. Gurevitch .........................          1996     $  152,300     --            5,120      $   1,400
 Chairman of the Board of Directors, Chief
 Executive Officer, President, and Secretary

Dewey Perrigo ...............................          1996        103,800     --           34,133          2,700
 Vice President of Sales

(1) Certain of the officers of the Company routinely receive other benefits from the Company, including travel reimbursement, the amounts of which are customary in the industry. The Company has concluded, after reasonable inquiry, that the aggregate amounts of such benefits during fiscal 1996, did not exceed the lesser of $50,000 or 10% of the compensation set forth above as to any named individual.

EMPLOYMENT AGREEMENTS WITH EXECUTIVE OFFICERS

    The Company and Mr. Gurevitch have entered into an agreement whereby Mr. Gurevitch has agreed to serve as Chairman of the Board of Directors and Chief Executive Officer of the Company until October 1, 1999. Mr. Gurevitch's compensation will include salary at a minimum annual base compensation rate of $180,000 prior to March 1, 1997 and $275,000 thereafter, plus a car allowance and a standard benefits package. Pursuant to the terms of that agreement, Mr. Gurevitch may not have any ownership interest, or participate in any way, in any venture which competes with the Company for a period of three years after the termination of that agreement; provided, however, that the Company must pay Mr. Gurevitch a fee of $10,000 annually for each of the three years.

    The Company has also entered into an agreement with Mr. Perrigo pursuant to which Mr. Perrigo has agreed to serve as the Company's Director of Sales until October 1, 1999. Mr. Perrigo's compensation will include salary at a minimum annual base compensation rate of $100,000 prior to March 1, 1997 and $150,000 thereafter, plus a car allowance and a standard benefits package.

1997 STOCK INCENTIVE PLAN

    INTRODUCTION. The Company adopted the DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC. 1997 Stock Incentive Plan ("1997 Plan") on February 11, 1997 and submitted the Plan to the Company's shareholders at the annual meeting to be held on March 21, 1997, subject to the qualification of the 1997 Plan with the California Department of Corporations. The 1997 Plan provides for the grant of stock awards to directors, employees, officers and consultants of the Company. Subject to adjustment for stock splits, stock dividends and other similar events, 350,000 shares of the Company's Common Stock are available for awards under the 1997 Plan.

    The 1997 Plan will be administered by the Board of Directors or another committee of two or more non-employee directors appointed by the Board ("Committee"), each of whom shall be an "outside director" for purposes of 162(m) of the Internal Revenue Code of 1986, as amended. The Committee shall have power, subject to, and within the limitations of, the express provisions of the 1997 Plan to select the persons to whom awards will be granted, and to determine the terms and conditions of the awards.

    AWARDS. The 1997 Plan authorizes the Committee to enter into any type of arrangement with an eligible employee that, by its terms, involves or might involve the issuance of shares of Common Stock or an option, stock appreciation right or similar right with an exercise or conversion privilege at a price related to the Common Stock. Awards under the plans may not be issued at less than the fair market value of the underlying shares of Common Stock. Awards under the 1997 Plan are not restricted to any specified form or structure and may include arrangements such as sales, bonuses and other transfers of stock, stock options, reload stock options and stock appreciation rights. An award may consist of one such arrangement or two or more such arrangements in tandem or in the alternative. An award may provide for the issuance of Common Stock for any lawful consideration, including services rendered or, to the extent permitted by applicable state law, to be rendered. Currently, Delaware law does not permit the issuance of common stock for services to be rendered.

    An award granted under the 1997 Plan may include a provision conditioning or accelerating the receipt of benefits, either automatically or in the discretion of the Committee, upon the occurrence of specified events, including a change of control of the Company, an acquisition of a specified percentage of the voting power of the Company or a dissolution, liquidation, merger, reclassification, sale of substantially all of the property and assets of the Company or other significant corporate transaction. Any stock option granted may be an incentive stock option within the meaning Section 422 of the Code or a nonqualified stock option.

    An award under the 1997 Plan may permit the recipient to pay all or part of the purchase price of the shares or other property issuable pursuant to the award and/or to pay all or part of the recipient's tax withholding obligations with respect to such issuance, by delivering previously owned shares of capital stock of the Company or other property, or by reducing the amount of shares or other property otherwise issuable pursuant to the award.

    AMENDMENTS. The Committee may amend or terminate the 1997 Plan at any time and in any manner, subject to the following: (1) no recipient of any award may, without his or her consent, be deprived thereof or of any of his or her rights thereunder or with respect thereto as a result of such amendment or termination; and (2) if any rule or regulation promulgated by the Commission, the Internal Revenue Service or any national securities exchange or quotation system upon which any of the Company's securities are listed requires that any such amendment be approved by the Company's stockholders, then such amendment will not be effective until it has been approved by the Company's stockholders.

    FORM S-8 REGISTRATION. The Company intends to file a registration statement under the Securities Act to register the 350,000 shares of Common Stock reserved for issuance under the 1997 Plan. Pursuant to an agreement with the Underwriter, such registration statement may not be filed until at least one year following the Effective Date of this Prospectus and will become effective immediately upon filing with the Commission.

    The following table sets forth information concerning individual grants of stock options made during the year ended December 31, 1996 to each of the Named Executive Officers.

                             OPTION GRANTS IN 1996

                                                                            INDIVIDUAL GRANTS
                                                      --------------------------------------------------------------
                                                       NUMBER OF   PERCENT OF TOTAL
                                                      SECURITIES    OPTIONS GRANTED
                                                      UNDERLYING    TO EMPLOYEES IN
                                                        OPTIONS    TEN-MONTH PERIOD   EXERCISE OF BASE   EXPIRATION
NAME                                                    GRANTED    ENDED DECEMBER 31    PRICE ($/SH)        DATE
----------------------------------------------------  -----------  -----------------  -----------------  -----------
Robert H. Gurevitch.................................       5,120              4%          $     .88        03/04/01
Dewey Perrigo.......................................      34,133             24%               2.93        03/31/06

    FISCAL YEAR END OPTION VALUES

    No options were exercised by the Named Executive Officers during the year ended December 31, 1996. The following table shows the number of shares covered by both exercisable and unexercisable employee stock options, as of December 31, 1996.

                         FISCAL YEAR END OPTION VALUES

                                                              NUMBER OF SECURITIES
                                                         UNDERLYING UNEXERCISED OPTIONS       VALUE OF UNEXERCISED
                                                                       AT                   IN-THE-MONEY OPTIONS AT
                                                               DECEMBER 31, 1996               DECEMBER 31, 1996
                                                         ------------------------------  ------------------------------
NAME                                                     EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
-------------------------------------------------------  -----------  -----------------  -----------  -----------------
Robert H. Gurevitch....................................       5,120          --           $  21,760          --
Dewey Perrigo..........................................      34,133          --              75,092          --

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth as of February 14, 1997 certain information relating to the ownership of the Common Stock by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of the Common Stock, (ii) each of the Company's directors, (iii) each of the Company's Named Executive Officers, and (iv) all of the Company's executive officers and directors as a group. Except as may be indicated in the footnotes to the table and subject to applicable community property laws, each of such persons has the sole voting and investment power with respect to the shares owned. Unless otherwise indicated, the address for each of the principal stockholders is c/o Dental/Medical Diagnostic Systems, Inc., 200 N. Westlake Boulevard, Suite 202, Westlake Village, California 91362.

                                                                                                      PERCENTAGE
                                                                             NUMBER OF SHARES   ----------------------
                                                                               BENEFICIALLY       BEFORE      AFTER
NAME                                                                             OWNED(1)        OFFERING    OFFERING
---------------------------------------------------------------------------  -----------------  ----------  ----------
Robert H. Gurevitch(2).....................................................         875,500          29.3%       19.5%

Marvin H. Kleinberg(2).....................................................           5,120         --          --

Dewey Perrigo(3)...........................................................         119,464           4.0%        2.7%

Richard M. Bliss...........................................................         223,910           7.5%        5.0%

Paul D. Koether ...........................................................         244,958           8.2%        5.5%
 211 Pennbrook Rd.
 Fox Hill, NJ 07931

G. Tyler Runnels(4) .......................................................         200,699           6.7%        4.5%
 T.R. Winston & Co., Inc.
 1999 Avenue of the Stars, Suite 1950
 Los Angeles, California 90067

All Officers and Directors as a Group (5 Persons)(5).......................       1,017,150          34.1%       22.7%

------------------------

 * Less than one percent.

(1) Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Pursuant to the rules of the Securities and Exchange Commission, shares of Common Stock which an individual or group has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be beneficially owned and outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

(2) Includes 5,120 shares of Common Stock underlying options which were exercisable on or which will become exercisable within 60 days of February 14, 1997.

(3) Includes 34,133 shares of Common Stock underlying options which were exercisable on or which will become exercisable within 60 days of February 14, 1997.

(4) Includes 40,959 shares of Common Stock underlying options which were exercisable on or which will become exercisable within 60 days of February 14, 1997.

(5) Includes 61,439 shares of Common Stock underlying options which were exercisable on or which will become exercisable within 60 days of February 14, 1997.

                              CERTAIN TRANSACTIONS

    In October 1996, the Company entered into an agreement with Boston Marketing pursuant to which the Company obtained worldwide marketing rights in the dental market for the Teli Units as well as the right to use the "TeliCam" trademark. See "Business--Manufacturing and Component Parts." At the time the Company entered into this agreement, Hiroki Umezaki was an officer, director and principal stockholder of the Company and is a substantial stockholder and the President of Boston Marketing. At December 31, 1996, the Company owed Boston Marketing approximately $247,500 in connection with Teli Units purchased by the Company prior to that date. From March 3, 1996 to December 31, 1996, the Company purchased 2,509 Teli Units at an aggregate cost of $1,881,750 from Boston Marketing. In addition, the Company had an agreement with Mr. Umezaki pursuant to which he was to receive a 15% commission on all sales made by the Company in Asia, except Japan in which his commission was to be 12%. This agreement resulted in Mr. Umezaki earning $15,000 in commissions through December 31, 1996. This agreement has been orally amended to provide that Mr. Umezaki shall receive a 12% commission on sales made in Japan only. This oral agreement is currently being documented with these changed terms and the Company believes that the new agreement will be signed with the new terms as described above.

    From December 1995 through February 1996, Robert H. Gurevitch, Chairman of the Board and Chief Executive Officer of the Company, and Boston Marketing, an affiliate of Mr. Umezaki, each loaned the Company $177,015 and $200,000, respectively. The promissory notes evidencing such loans bear interest at 6% per annum and were originally payable within six months. On February 26, 1996, the Company repaid $50,000 to each of Mr. Gurevitch and Boston Marketing. No interest has been paid on the remaining principal balance of these notes although interest has been accrued on the Company's books. In November 1996, Mr. Gurevitch and Boston Marketing each agreed to extend the term of their respective notes until the earlier to occur of: (i) twenty-four months following the closing of the Bridge Financing; (ii) at such time as the Company receives proceeds from the sale of the Common Stock in connection with this Offering; and
(iii) the repayment of the Bridge Notes in full. A portion of the proceeds of this Offering will be used to satisfy these obligations. See "Use of Proceeds." In addition, on April 11, 1996, Boston Marketing loaned the Company an additional $25,000 under similar terms ("April Loan"). The April Loan was repaid in full on August 26, 1996.

    Mr. Gurevitch and Mr. Umezaki have guaranteed the performance by the Company under the Company's leases for its Irvine and Westlake premises, and Mr. Gurevitch has also personally guaranteed the Company's credit card processing agreement with the Checkfree Corporation. The Company intends to attempt to obtain releases from the recipients of each of these guarantees and it is possible that the elimination of the availability of these guarantees may require the Company to post collateral or incur increased expense.

    The Company has adopted a policy whereby all future transactions between the Company and its officers, directors, principal stockholders or affiliates will be approved by a committee of the Board of Directors, a majority of the members of which shall be independent directors, or, if required by law, a majority of disinterested directors, and will be on terms no less favorable to the Company than could be obtained in arm's length transactions from unaffiliated third parties.

                           DESCRIPTION OF SECURITIES

AUTHORIZED STOCK

    The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, $0.01 par value per share, and 1,000,000 shares of Preferred Stock, $0.01 par value per share ("Preferred Stock"). As of the date of this Prospectus, 2,985,537 shares of Common Stock are outstanding. Upon completion of this Offering, there will be 4,485,537 shares of Common Stock outstanding (4,710,537 if the Underwriters over-allotment option is exercised in full).

COMMON STOCK

    Subject to any preference that may be applicable to any outstanding shares of Preferred Stock, holders of Common Stock are entitled to receive dividends when and if declared by the Board of Directors out of funds of the Company legally available therefor. Any such dividends may be paid in cash, property or shares of the Company's Common Stock. The Company has no present intention to pay dividends. See "Dividend Policy." Each holder of Common Stock is entitled to cast one vote per share in all matters to be voted upon by stockholders. Cumulative voting is not allowed in the election of directors or for any other purpose. Therefore, the holders of more than 50% of the outstanding Common Stock can elect all directors. The holders of a majority of the outstanding Common Stock constitute a quorum at any meeting of stockholders and the vote by the holders of a majority of the outstanding shares is required to effect certain fundamental corporate changes, such as liquidation, merger or amendment of the Amended and Restated Certificate of Incorporation. The shares of the Common Stock have no preemptive or conversion rights, or redemption or sinking fund provisions. In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or otherwise, after payment or provision for payment of the debts and other liabilities of the Company, including the liquidation preference on the Preferred Stock of the Company, if any, each holder of the Common Stock will be entitled to receive a pro rata portion of the remaining net assets of the Company, if any.

    All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and the shares of Common Stock issued upon completion of this Offering have been duly authorized and, when issued, will be fully paid and non-assessable.

PREFERRED STOCK

    The Company's Board of Directors may without further action by the Company's stockholders, from time to time, direct the issuance of shares of the Preferred Stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series. The holders of the Preferred Stock normally would be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of the Company before any payment is made to the holders of the Common Stock. At the present time, no shares of Preferred Stock are outstanding and the Company does not presently intend to issue any shares of Preferred Stock.

    The overall effect of the ability of the Company's Board of Directors to issue the Preferred Stock may be to render more difficult the accomplishment of mergers or other takeover or change in control attempts. To the extent that this ability has this effect, removal of the Company's incumbent Board of Directors and management may be rendered more difficult. Further, this may have an adverse impact on the ability of stockholders of the Company to participate in a tender or exchange offer for the Common Stock and in so doing diminish the market value of the Common Stock.

WARRANTS

    The Warrants will be issued in registered form pursuant to the terms of a
Warrant Agreement dated as of           , 1997 ("Warrant Agreement") between the
Company and American Stock Transfer and

Trust Company, New York, New York, as Warrant Agent. Reference is made to said Warrant Agreement (which has been filed as an Exhibit to the Registration Statement of which this Prospectus is a part) for a complete description of the terms and conditions thereof. The description herein is qualified in its entirety by reference to the Warrant Agreement.

    Unless previously redeemed, each Warrant (including the Warrants converted from the Bridge Warrants) entitles the registered holder thereof to purchase one share of Common Stock at any time during the four-year period commencing one year from the date of this Prospectus, at a per share price equal to $5.00 subject to adjustment in certain circumstances.

    Unless extended by the Company at its discretion, the Warrants will expire at 5:00 p.m., New York time, on the fifth anniversary of the date of this Prospectus. In the event a holder of the Warrants fails to exercise the Warrants prior to their expiration, the Warrants will expire and the holder thereof will have no further rights with respect to the Warrants.

    The Company may, with the prior written consent of the Underwriter, redeem the Warrants at any time once they become exercisable, for a redemption price of $.01 per Warrant if notice of not less than 30 days is given and the last sale price of the Common Stock has been at least 190% of the then current exercise price of the Warrants on each of the 10 consecutive trading days ending on the third day prior to the day on which notice is given. The Warrants will be exercisable until the close of business on the date fixed for redemption. The Company has agreed that it will not redeem Warrants held of record by investors in the Bridge Financing at any time that such investors are subject to any contractual restriction with the Underwriter which prevents their immediate resale of the Common Stock issuable to such holders upon the exercise of such Warrants.

    The Company will be able to issue shares of its Common Stock upon exercise of the Warrants only if there is then a current prospectus relating to such Common Stock, and only if such Common Stock is qualified for sale or exempt from qualification under applicable state securities laws of the jurisdictions in which the various holders of the Warrants reside. Although the Company has undertaken and intends to file and keep current a prospectus which will permit the exercise of the Warrants and to qualify for sale the shares of Common Stock underlying the Warrants in those states in which the Securities are to be offered until the expiration of the Warrants, subject to the terms of the Warrant Agreement, there can be no assurance that the Company will be able to do so. See "Risk Factors -- Current Prospectus and State Blue Sky Registration Required to Exercise Warrants."

    The exercise prices and number of shares of Common Stock or other securities issuable on exercise of the Warrants are also subject to adjustment in the event of a stock dividend, stock split, recapitalization, reorganization, or merger or consolidation of the Company or other similar event.

    The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date at the offices of the Warrant Agent, with the exercise form on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (by certified check payable to the Company) to the Warrant Agent for the number of warrants being exercised. The Company is required to keep available a sufficient number of authorized shares of the Common Stock to permit exercise of the Warrants. The Warrant holders do not have the rights or privileges of the holders of Common Stock prior to exercise of the Warrants.

DELAWARE LAW

    The Company is subject to Section 203 of the DGCL, which prevents an "interested stockholder" (defined in Section 203, generally, as a person owing 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" with a publicly held Delaware corporation for three years following the date such person became an interested stockholder, unless: (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (subject to certain exceptions); or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of 66% of the outstanding voting stock of the corporation not owned by the interested stockholder. A "business combination" includes mergers, stock or asset sales and other transactions resulting in a financial benefit to the interested stockholder.

    The provisions of Section 203 of the DGCL could have the effect of delaying, deferring or preventing a change in control of the Company.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    The Company's Amended and Restated Certificate of Incorporation and Bylaws provide for the indemnification by the Company of each director and officer of the Company to the fullest extent permitted by the Delaware General Corporation Law ("DGCL"), as the same exists or may hereafter be amended. Section 145 of the DGCL provides in relevant part that a corporation may indemnify any person against whom any pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) is threatened by reason of the fact that such person is or was a director or officer of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. In addition,
Section 145 provides that a corporation may indemnify any such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Delaware law further provides that nothing in the above-described provisions shall be deemed exclusive of any other rights to indemnification or advancement of expenses to which any person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

    The Company's Amended and Restated Certificate of Incorporation also provides that a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Section 102(b)(7) of the Delaware General Corporation Law provides that a provision so limiting the personal liability of a director shall not eliminate or limit the liability of a director for, among other things: breach of the duty of loyalty; acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; unlawful payment of dividends; and transactions from which the director derived an improper personal benefit.

    The Company has entered into separate but identical indemnity agreements (the "Indemnity Agreements") with each director of the Company and certain of its officers (the "Indemnitees"). Pursuant to the terms and conditions of the Indemnity Agreements, the Company has agreed to indemnify each Indemnitee against any amounts which he or she becomes legally obligated to pay in connection with any claim against him or her based upon any action or inaction which he or she may commit, omit or suffer while acting in his or her capacity as a director and/or officer of the Company or its subsidiaries; provided, however, that Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action, had no reasonable cause to believe Indemnitee's conduct was unlawful.

    At present there is no pending litigation or proceeding involving a director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding that may result in a claim of indemnification by any director or officer. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission ("Commission") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

    The Company has purchased a Director and Officer and Corporate Reimbursement ("D&O") policy from an A or higher rated insurance Company admitted in California. The D&O policy provides coverage for certain claims made against directors and officers of the Company that are typically covered by standard D&O policies. In addition, the D&O policy provides coverage for claims made against the Company for certain "securities claims" as defined by the policy. The D&O
policy is a claims-made policy and has aggregate limits of $       .

TRANSFER AGENT, REGISTRAR AND WARRANT AGENT

    American Stock Transfer and Trust Company, New York, New York, is the transfer agent and registrar for the Common Stock and warrant agent for the Warrants.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of this Offering, the Company will have outstanding 4,485,537 shares of Common Stock (4,710,537 shares if the Underwriter's over-allotment option is exercised in full), not including shares of Common Stock issuable upon exercise of outstanding options or warrants. For purposes of determining dates upon which outstanding shares of Common Stock may first be sold, it is assumed that the amendment to Rule 144 adopted by the Commission on February 20, 1997 is currently in effect.

    - Of these outstanding shares, 1,500,000 shares of Common Stock sold to the public in this Offering may be freely traded without restriction or further registration under the Securities Act, except that any shares that may be held by an "affiliate" of the Company (as that term is defined in the rules and regulations under the Securities Act) may be sold only pursuant to a registration under the Securities Act or pursuant to an exemption from registration under the Securities Act, including the exemption provided by Rule 144 adopted under the Securities Act.

    - Of the 2,985,537 shares of Common Stock which were outstanding prior to the completion of this Offering, 1,054,316 may be freely traded without restriction and without registration under the Securities Act. The remaining 1,931,221 shares of Common Stock which were outstanding prior to the completion of this Offering are restricted by contract or are "restricted securities" as that term is defined in Rule 144 under the Securities Act ("Restricted Shares") and may not be sold unless such sale is registered under the Securities Act, or is made pursuant to an exemption from registration under the Securities Act, including the exemption provided by Rule 144. Of these restricted shares, 1,385,100 shares become eligible for resale under Rule 144 commencing in March 1997, 204,794 shares become eligible commencing in January 1998 and 341,327 shares become eligible commencing in February 1998. Of the 1,931,221 Restricted Shares, 68,265, 546,117 and 1,180,303 shares are subject to contractual restrictions pursuant to which the holders have agreed not to sell such shares without prior written consent of the Underwriter for a period of 12 months, 13 months and 18 months, respectively from the date of this Prospectus. The Company has agreed to file a registration statement prior to December 31, 1997 relating to the offer and sale of 546,117 shares of Common Stock that would otherwise become eligible for resale under Rule 144 in January and February of 1998, all of which shares, however, will remain subject to contractual restrictions on resale expiring 13 months from the date of this Prospectus.

    In general, under Rule 144 as currently in effect, a stockholder (or stockholders whose shares are aggregated) who has beneficially owned any restricted securities for at least one year (including a stockholder who may be deemed to be an affiliate of the Company), will be entitled to sell, within any three-month period, that number of shares that does not exceed the greater of
(i) 1% of the then outstanding shares of Common Stock or (ii) the average weekly treading volume of the Common Stock during the four calendar weeks preceding the date on which notice of such sale is given to the Commission, provided certain public information, manner of sale and notice requirements are satisfied. A stockholder who is deemed to be an affiliate of the Company, including members of the Board of Directors and senior management of the Company, will still need to comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to sell shares of Common Stock that are not restricted securities, unless such sale is registered under the Securities Act. A stockholder (or stockholders whose shares are aggregated) who is deemed not to have be an affiliate of the Company at any time during the 90 days preceding a sale by such stockholder, and who has beneficially owned restricted securities for at least two years, will be entitled to sell such shares under Rule 144 without regard to the volume limitations described above.

    No predictions can be made of the effect, if any, that future sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of the Common Stock in the public market could adversely affect the then-prevailing market price.

                SELLING SECURITYHOLDERS AND PLAN OF DISTRIBUTION

    The Company has agreed to register for sale under the Securities Act concurrently with this Offering the Warrants converted from the Bridge Warrants. An aggregate of 1,600,000 Warrants may be offered and sold pursuant to this Prospectus by the Selling Securityholders. The Warrants offered by the Selling Securityholders are not part of the underwritten Offering. The Company will not receive any of the proceeds from the sale of the Warrants by the Selling Securityholders.

    The Warrants registered for sale on behalf of the Selling Securityholders under the Registration Statement of which this Prospectus forms a part may be offered and sold from time to time in regular brokerage transactions (which may include block transactions) on the Nasdaq SmallCap Market, in transactions directly with market makers, in certain privately-negotiated transactions, or through a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale or at negotiated prices. The Selling Securityholders may effect such transactions by selling their Warrants directly to purchasers or to or through broker-dealers (including the Underwriter), which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Securityholders and/or the purchasers of the Warrants for whom such broker-dealers may act as agents or to whom they sell as principal, or both. The Selling Securityholders have advised the Company that they have not entered into any agreements, understandings, or arrangements with any underwriters or broker-dealers regarding the sale of their Warrants. The Selling Securityholders and any broker-dealers that act in connection with the sale of the Warrants may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act.

    The following table sets forth the name of each Selling Securityholder and the number of Warrants registered for resale on such party's behalf. All of such Warrants are being registered for sale under the Registration Statement of which this Prospectus forms a part, and the Company believes that all such Warrants will be owned by the respective holders thereof following the completion of this Offering and prior to resale. Notwithstanding that such Warrants are being registered, the Selling Securityholders have agreed that none of such Warrants may be sold prior to November 27, 1998 without the prior written consent of the Underwriter. The Underwriter may, depending upon market conditions, release the lock-up prior to November 27, 1998.

    None of the Selling Securityholders has ever held any position or office with the Company or had any other material relationship with the Company, nor do any of the Selling Securityholders beneficially own any shares of Common Stock of the Company at February 14, 1997.

                                                                                    NUMBER OF
                                                                                    WARRANTS
                                                                                   REGISTERED
                                                                                   FOR RESALE
                                                                                   -----------
Bear Stearns Securities Corp. ...................................................      25,000
  as IRA Custodian FBO Paul Breslow
Bear Stearns Securities Corp. ...................................................      50,000
  as IRA Custodian FBO David J. Carr
Bear Stearns Securities Corp. ...................................................      25,000
  as IRA Custodian FBO Sharon Carr
Henry M. Cohn....................................................................      50,000
William M. De Arman..............................................................      50,000
Donehew Fund Limited Partnership.................................................      50,000
Bear Stearns Securities Corp. ...................................................      25,000
  as Custodian FBO Empire Medical
  Diagnostic PC Defined Contribution
  Profit Sharing Plan

                                                                                    NUMBER OF
                                                                                    WARRANTS
                                                                                   REGISTERED
                                                                                   FOR RESALE
                                                                                   -----------
Ronald J. Frank..................................................................      25,000
Louis Gigante....................................................................      25,000
Stephen Goldman..................................................................      25,000
Stanley D. Goodman...............................................................      25,000
Janice Halle-Nesses..............................................................     175,000
H&S Advisors, Inc................................................................      20,000
IF Consulting Ltd................................................................      50,000
Jo-Bar Enterprises, L.L.C........................................................      50,000
KCID Industries, Bradley S. Cooper...............................................      25,000
Richard M. Kirshner..............................................................      25,000
Jacqueline Knapp.................................................................     187,500
Larry Kupferberg.................................................................     152,500
Christina Litt...................................................................      25,000
Private Trust Corp. Ltd. ........................................................      50,000
  TTEE New Amsterdam Investment Trust
Joseph Reiss, M.D................................................................      50,000
Marc Roberts.....................................................................      50,000
Claudia C. Rouhana...............................................................      25,000
William J. Rouhana, Jr...........................................................      25,000
William J. Rouhana, Sr. .........................................................      25,000
  Trustee for Rouhana
  1990 GRIT dtd 7/30/90
William J. Rouhana, Sr. .........................................................      25,000
  Trustee for Rouhana
  1995 GRAT dtd 3/2/95
Richard Semble, M.D..............................................................      25,000
Dr. Larry Sheer..................................................................      50,000
Stanley Snyder...................................................................     140,000
Jeffrey M. Spiegel...............................................................      25,000
Gibbs A. Williams ...............................................................      25,000
  Keough Trust

                                  UNDERWRITING

    M.H. Meyerson & Co., Inc. ("Underwriter") has agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase from the Company a total of 1,500,000 shares of the Common Stock and 1,500,000 Warrants. The obligations of the Underwriter under the Underwriting Agreement are subject to approval of certain legal matters by counsel and various other conditions precedent, and the Underwriter is obligated to purchase all of the Securities offered by this Prospectus (other than the Securities covered by the over-allotment option described below and those being offered on behalf of the Selling Securityholders) if any are purchased.

    The Underwriter has advised the Company that it proposes to offer the Securities to the public at the initial offering price set forth on the cover page of this Prospectus and to certain dealers at that price less a concession not in excess of $5.00 per share of the Common Stock and $.75 per Warrant. The Underwriter may allow, and such dealers may reallow, a concession not in excess
of $          per share of Common Stock and $          per Warrant to certain
other dealers. After this Offering, the offering price and other selling terms may be changed by the Underwriter.

    The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act. The Company has also agreed to pay to the Underwriter an expense allowance on a nonaccountable basis equal to 3% of the gross proceeds derived from the sale of the Securities offered by this Prospectus (including the sale of any Securities subject to the Underwriter's over-allotment option but excluding the Warrants being sold by the Selling Securityholders), $50,000 of which has been paid to date. The Company also has agreed to pay all expenses in connection with qualifying the shares of Common Stock offered hereby for sale under the laws of such states as the Underwriter may designate and registering this Offering with the National Association of Securities Dealers, Inc., including fees and expenses of counsel retained for such purposes by the Underwriter.

    The Company has granted to the Underwriter an option, exercisable during the 45-day period after the date of this Prospectus, to purchase from the Company at the offering price, less underwriting discounts and the nonaccountable expense allowance, up to an aggregate of 225,000 additional shares of Common Stock and/or 225,000 additional Warrants for the sole purpose of covering over-allotments, if any.

    In connection with this Offering, the Company has agreed to sell to the Underwriter for an aggregate of $100, the Underwriter's Purchase Option, consisting of the right to purchase up to an aggregate of 150,000 shares of the Common Stock and/or an aggregate of 150,000 Warrants. The Underwriter's Purchase
Option is exercisable initially at a price of $          for a period of four
years commencing one year from the date hereof. The Underwriter's Purchase Option may not be transferred, sold, assigned or hypothecated during the one year period following the date of this Prospectus except to officers of the Underwriter and the selected dealers and their officers or partners. The Underwriter's Purchase Option grants to the holders thereof certain "piggyback" and demand rights for periods of five and seven years, respectively, from the date of this Prospectus with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the Underwriter's Purchase Option.

    Pursuant to the Underwriting Agreement, all of the directors, executive officers, and certain of existing stockholders of the Company as of the date of this Prospectus (who hold in the aggregate 1,794,685 outstanding shares of Common Stock) have agreed not to sell any of their shares of Common Stock for periods ranging between 12 and 18 months from the date of this Prospectus. During the five-year period following the date of this Prospectus, the Underwriter shall have the right to purchase for the Underwriter's account or to sell for the account of the directors, officers and certain stockholders of the Company, any securities sold by any of such persons in the open market. In addition, the Underwriting Agreement provides that, for a period of three years from the date of this Prospectus, the Company will recommend and use its best efforts to elect a designee of the Underwriter as a member of the Board of

Directors. Alternatively, the Underwriter will have the right to send a representative to observe each meeting of the Board of Directors. The Underwriter has not yet selected such designee or representative.

    The Company has engaged the Underwriter, on a nonexclusive basis, as its agent for the solicitation of the exercise of the Warrants. Additionally, other NASD members may be engaged by the Underwriter in its solicitation efforts. To the extent not inconsistent with the guidelines of the NASD and the rules and regulations of the Commission, the Company has agreed to pay the Underwriter for bona fide services rendered a commission equal to 4% of the exercise price for each Warrant exercised if the exercise was solicited by the Underwriter. In addition to soliciting, either orally or in writing, the exercise of the Warrants, such services may also include disseminating information, either orally or in writing, to warrantholders about the Company or the market for the Company's securities, and assisting in the processing of the exercise of the Warrants. No compensation will be paid to the Underwriter in connection with the exercise of the Warrants if the market price of the underlying shares of Common Stock is lower than the exercise price, the Warrants are held in a discretionary account, the Warrants are exercised in an unsolicited transaction, the warrantholder has not confirmed in writing that the Underwriter solicited such exercise of the arrangement to pay the commission is not disclosed in the prospectus provided to warrant holders at the time of exercise. In addition, unless granted an exemption by the Commission from Regulation M under the Exchange Act, while it is soliciting exercise of the Warrants, the Underwriter will be prohibited from engaging in any market activities or solicited brokerage activities with regard to the Company's securities unless the Underwriter has waived its right to receive a fee for the exercise of the Warrants.

    Prior to this Offering, there has been only a limited public market for any of the Common Stock. Accordingly, the Offering Price of the Securities and the terms of the Warrants have been determined by negotiation between the Company and the Underwriter and do not necessarily bear any relation to established valuation criteria. Factors considered in determining such prices and terms, in addition to prevailing market conditions, included an assessment of the prospect for the industry in which the Company will compete, the Company's management and the Company's capital structure.

    In November 1996, the Underwriter acted as placement agent in the Bridge Financing and was paid commissions of $160,000 (10%) and a nonaccountable expense allowance of $48,000 (3%).

                                 LEGAL MATTERS

    The legality of the securities offered hereby are being passed upon for the Company by Troop Meisinger Steuber & Pasich, LLP, Los Angeles, California. Graubard Mollen & Miller, New York, New York, has served as counsel to the Underwriter in connection with this Offering.

                                    EXPERTS

    The consolidated balance sheets of the Company as of December 31, 1996 and March 2, 1996 and the consolidated statements of operations, stockholders' equity and cash flows for the ten-month period ended December 31, 1996 and for the period from inception (October 23, 1995) to March 2, 1996 have been included herein and in the Registration Statement of which this Prospectus is a part, in reliance on the report of Coopers & Lybrand, L.L.P., independent accountants, given on their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's following Regional Offices: Chicago Regional Office,

500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and New York Regional Office, 7 World Trade Center, 13th Floor, 75 Park Place, New York, New York 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Additionally, the Commission maintains a Web Site (http://www.sec.gov) that contains certain reports, proxy and information statements and other information relating to the Company.

    A Registration Statement on Form SB-2, including amendments thereto, relating to the Securities offered hereby has been filed by the Company with the Commission, Washington, D.C. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereof. For further information with respect to the Company and the Securities offered hereby, reference is made to such Registration Statement, exhibits and schedules. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement may be inspected without charge at the Commission's public reference facilities at the offices described above and copies of all or any part thereof may be obtained from the Commission upon the payment of certain fees prescribed by the Commission.

                    DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
Report of Independent Accountants..........................................................................        F-2

Consolidated Balance Sheets as of December 31, 1996 and March 2, 1996......................................        F-3

Consolidated Statements of Operations for the Ten-month period ended December 31, 1996 and for the Period
  from Inception (October 23, 1995) to March 2, 1996.......................................................        F-4

Consolidated Statements of Stockholders' Equity for the Ten-month period ended December 31, 1996 and for
  the Period from Inception (October 23, 1995) to March 2, 1996............................................        F-5

Consolidated Statements of Cash Flows for the Ten-month period ended December 31, 1996 and for the Period
  from Inception (October 23, 1995) to March 2, 1996.......................................................        F-6

Notes to Consolidated Financial Statements.................................................................        F-7

    The accompanying consolidated financial statements reflect the reverse stock split of one share for 1.33333333 shares of Common Stock, which is to be effected on or before the effective date contemplated by this Prospectus. The following Report of Independent Accountants is in the form that will be signed by Coopers & Lybrand L.L.P. upon consummation of the one-for-1.33333333 reverse stock split as described in Note 2 of Notes to Consolidated Financial Statements assuming, that from the date thereon to the date of such split, no other events shall have occurred that would affect the accompanying consolidated financial statements and notes thereto.

Coopers & Lybrand L.L.P.
Los Angeles, California
February 25, 1997

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Shareholders of
Dental/Medical Diagnostic Systems, Inc.

    We have audited the accompanying consolidated financial statements of Dental/Medical Diagnostic Systems, Inc. and Subsidiaries ("the Company") listed in the index on page F-1 of this Registration Statement on Form SB-2. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Dental/Medical Diagnostic Systems, Inc. and Subsidiaries as of December 31, 1996 and March 2, 1996 and the consolidated results of their operations and their cash flows for the ten-month period ended December 31, 1996 and for the period from inception (October 23, 1995) to March 2, 1996 in conformity with generally accepted accounting principles.

Los Angeles, California
January 31, 1997, except for the effects of the stock split
described in Note 2, as to which the date is             .

            DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                   AS OF DECEMBER 31, 1996 AND MARCH 2, 1996

                                                                                      DECEMBER 31,
                                                                                          1996       MARCH 2, 1996
                                                                                      -------------  -------------
                                                      ASSETS
Current assets
  Cash and cash equivalents.........................................................  $   1,058,836  $     666,611
  Accounts receivable, less allowance for returns and doubtful accounts of $146,699
    and $28,280 at December 31, 1996 and March 2, 1996..............................      1,158,444         49,023
  Inventories.......................................................................      1,513,075      1,072,085
  Deferred tax asset................................................................         90,000       --
  Prepaid expenses and other current assets.........................................        208,552        152,985
                                                                                      -------------  -------------
    Total current assets............................................................      4,028,907      1,940,704
  Property and equipment, net of accumulated depreciation...........................        393,578        249,000
  Debt issuance costs, net of accumulated amortization..............................        253,686       --
  Other assets......................................................................         42,270         36,040
                                                                                      -------------  -------------
    Total assets....................................................................  $   4,718,441  $   2,225,744
                                                                                      -------------  -------------
                                                                                      -------------  -------------
                                  LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Book overdraft....................................................................  $    --        $      49,906
  Current portion of capital lease obligations......................................         18,468         15,505
  Notes payable to related parties..................................................       --              277,015
  Accounts payable..................................................................      1,089,332      1,616,866
  Accrued liabilities...............................................................        462,456        189,974
  Income taxes payable..............................................................        168,570       --
  Customer deposits.................................................................         33,607        249,345
                                                                                      -------------  -------------
    Total current liabilities.......................................................      1,772,433      2,398,611

  Notes payable.....................................................................      1,355,291       --
  Notes payable to related parties..................................................        272,966       --
  Capital lease obligations.........................................................         66,028         74,836
  Other long term liabilities.......................................................         14,098         12,629
                                                                                      -------------  -------------
    Total liabilities...............................................................      3,480,816      2,486,076
                                                                                      -------------  -------------
  Commitments and contingencies
  Stockholders' equity (deficit)
    Preferred stock, par value $.01 per share; 1,000,000 shares authorized; none
      issued and outstanding........................................................       --             --
    Common stock, par value $.01 per share; 20,000,000 shares authorized; 2,985,537 and 2,563,318 shares issued and outstanding at December 31, 1996 and March 2,
      1996..........................................................................         29,855         25,633
    Additional paid in capital......................................................      2,695,832      1,339,248
    Accumulated deficit.............................................................     (1,488,062)    (1,625,213)
                                                                                      -------------  -------------
    Total stockholders' equity (deficit)............................................      1,237,625       (260,332)
                                                                                      -------------  -------------
    Total liabilities and stockholders' equity (deficit)............................  $   4,718,441  $   2,225,744
                                                                                      -------------  -------------
                                                                                      -------------  -------------

  The accompanying notes are an integral part of these consolidated financial statements.

            DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                FOR THE TEN-MONTH PERIOD ENDED DECEMBER 31, 1996
     AND FOR THE PERIOD FROM INCEPTION (OCTOBER 23, 1995) TO MARCH 2, 1996

                                                                                  TEN MONTHS ENDED   INCEPTION TO
                                                                                  DECEMBER 31, 1996  MARCH 2, 1996
                                                                                  -----------------  -------------
Net sales.......................................................................    $  11,673,102    $     220,623
Cost of sales...................................................................        6,685,464          202,115
                                                                                  -----------------  -------------
  Gross profit..................................................................        4,987,638           18,508
Selling, general and administrative expense.....................................        4,360,736        1,111,391
Research and development expense................................................          322,467          528,426
                                                                                  -----------------  -------------
  Operating income (loss).......................................................          304,435       (1,621,309)
Interest expense................................................................           57,166            3,904
Amortization of debt issuance costs.............................................           31,548         --
                                                                                  -----------------  -------------
  Income (loss) before income taxes.............................................          215,721       (1,625,213)
Provision for income taxes......................................................           78,570         --
                                                                                  -----------------  -------------
  Net income (loss).............................................................    $     137,151    $  (1,625,213)
                                                                                  -----------------  -------------
                                                                                  -----------------  -------------
Net income (loss) per share.....................................................    $         .05    $       (1.57)
                                                                                  -----------------  -------------
                                                                                  -----------------  -------------
Number of shares used in computing per share amounts............................        3,019,213        1,035,778
                                                                                  -----------------  -------------
                                                                                  -----------------  -------------

  The accompanying notes are an integral part of these consolidated financial statements.

            DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                FOR THE TEN-MONTH PERIOD ENDED DECEMBER 31, 1996
   AND FOR THE PERIOD FROM INCEPTION (OCTOBER 23, 1995) TO DECEMBER 31, 1996

                                               COMMON STOCK          ADDITIONAL
                                           ---------------------       PAID IN        ACCUMULATED
                                             SHARES     AMOUNT         CAPITAL          DEFICIT         TOTAL
                                           ----------  ---------  -----------------  -------------  -------------
Balance, October 23, 1995 (date of
  inception).............................      --      $  --        $    --          $    --        $    --
Issuance of common stock for cash........   1,416,500     14,165          617,070         --              631,235
Issuance of common stock for services....     290,126      2,901          125,216         --              128,117
Issuance of common stock for cash, net of
  issuance costs.........................     856,692      8,567          596,962         --              605,529
Net loss.................................      --         --             --             (1,625,213)    (1,625,213)
                                           ----------  ---------  -----------------  -------------  -------------
Balance, March 2, 1996...................   2,563,318     25,633        1,339,248       (1,625,213)      (260,332)
Issuance of common stock for cash, net of
  issuance costs.........................     422,219      4,222        1,050,281         --            1,054,503
Issuance of warrants for cash............      --         --              259,103         --              259,103
Issuance of stock options to
  nonemployees...........................      --         --               47,200         --               47,200
Net income...............................      --         --             --                137,151        137,151
                                           ----------  ---------  -----------------  -------------  -------------
Balance, December 31, 1996...............   2,985,537  $  29,855    $   2,695,832    $  (1,488,062) $   1,237,625
                                           ----------  ---------  -----------------  -------------  -------------
                                           ----------  ---------  -----------------  -------------  -------------

  The accompanying notes are an integral part of these consolidated financial statements.

            DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                FOR THE TEN-MONTH PERIOD ENDED DECEMBER 31, 1996
     AND FOR THE PERIOD FROM INCEPTION (OCTOBER 23, 1995) TO MARCH 2, 1996

                                                                                TEN MONTHS ENDED    INCEPTION TO
                                                                                DECEMBER 31, 1996  MARCH 2, 1996
                                                                                -----------------  --------------
Cash flows from operating activities:
Net income (loss).............................................................    $     137,151     $ (1,625,213)
Adjustments to reconcile net income (loss) to net cash used by operating activities:
  Depreciation and amortization...............................................          108,047            9,219
  Allowance for returns and doubtful accounts.................................           79,123           28,280
  Inventory write down........................................................           20,822           91,556
  Deferred taxes..............................................................          (90,000)         --
  Deferred rent...............................................................            1,469           12,629
  Common stock and stock options issued for services..........................           47,200          128,117
  Changes in operating assets and liabilities:
    Accounts receivable.......................................................       (1,188,544)         (77,303)
    Inventories...............................................................         (461,812)      (1,163,641)
    Prepaid expenses and other current assets.................................          (55,567)        (152,985)
    Other assets..............................................................           (6,230)         (36,040)
    Accounts payable..........................................................         (448,316)       1,524,470
    Accrued liabilities.......................................................          272,482          131,991
    Income taxes payable......................................................          168,570          --
    Customer deposits.........................................................         (215,738)         249,345
                                                                                -----------------  --------------
      Net cash used by operating activities...................................       (1,631,343)        (879,575)
                                                                                -----------------  --------------
Cash flows from investing activities:
  Purchase of property and equipment..........................................         (200,686)        (144,537)
                                                                                -----------------  --------------
      Net cash used in investing activities...................................         (200,686)        (144,537)
                                                                                -----------------  --------------
Cash flows from financing activities:
  (Decrease) increase in book overdraft.......................................          (49,906)          49,906
  Accounts payable to related party in excess of terms........................          (79,218)          79,218
  Net proceeds from issuance of common stock..................................        1,054,503        1,291,113
  Net proceeds from issuance of notes payable.................................        1,314,766          --
  Proceeds from borrowings from related parties...............................           25,000          377,015
  Payments on borrowings from related parties.................................          (29,049)        (100,000)
  Principal payments on capital lease obligations.............................          (11,842)          (6,529)
                                                                                -----------------  --------------
      Net cash provided by financing activities...............................        2,224,254        1,690,723
                                                                                -----------------  --------------
      Net increase in cash and cash equivalents...............................          392,225          666,611
Cash and cash equivalents, beginning of period................................          666,611          --
                                                                                -----------------  --------------
Cash and cash equivalents, end of period......................................    $   1,058,836     $    666,611
                                                                                -----------------  --------------
                                                                                -----------------  --------------
Supplemental cash flow information:
Capital lease obligations incurred............................................    $       5,997     $     96,870
Property and equipment not paid for at period end.............................         --                 16,812
Common stock issuance costs not paid for at period end........................         --                 54,349
Interest paid.................................................................            8,219          --

  The accompanying notes are an integral part of these consolidated financial statements.

            DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. GENERAL

    The Company was organized in New York in 1981 under the name Edudata Corporation and reincorporated in Delaware in 1983 by Sun Equities Corporation ("Sun") which owned approximately 81 percent of the Company's outstanding common stock until August 11, 1995. At that time, Sun distributed the shares of the Company that it owned to its stockholders in the form of a dividend.

    The Company was initially organized to provide education in the use of personal computers, to market software programs developed by others, and to provide a broad range of advisory services to businesses in conjunction with both computer and non-computer related management issues. The Company's original concept was modified, however, and until 1987, the Company was engaged in the ownership and operation of technical schools through its subsidiaries, Betty Owen Secretarial Systems, Inc. and Taylor Business Institute, Inc., and in the development, construction and sale of single-family homes and commercial buildings through its majority-owned subsidiary, Lytton & Tolly, Inc. In 1988 the Company disposed of its subsidiaries and their operations and determined to use the proceeds to acquire another business. From 1988 to early 1996, the Company's operations were limited to exploring opportunities to acquire or to become an operating business.

    On March 1, 1996, the Company acquired all the outstanding securities of Dental/Medical Diagnostic Systems LLC, a California limited liability company ("DMD"), and Bavarian Dental Instruments, Inc., a California close corporation ("BDI"), in exchange for the issuance by the Company of a total of 1,706,626 restricted shares of its Common Stock. As a result of these transactions, the former members of DMD and former stockholders of BDI gained a majority of the Company's voting securities and management control of the Company was transferred to the former management of DMD and BDI. For accounting purposes these transactions were treated as a recapitalization of DMD and BDI, with DMD and BDI combined as the acquiror (reverse acquisition). As a result, the combined historical financial statements of DMD and BDI became the financial statements of the Company.

    On January 28, 1997 the Company changed its name to Dental/Medical Diagnostic Systems, Inc. ("DMDS") from Edudata Corporation. Collectively, DMDS and its wholly owned subsidiaries are referred to as the Company.

    The Company designs, develops, manufactures and sells high technology dental equipment. Currently, the Company's primary emphasis is on the manufacture and sale of an intraoral camera system known as the TeliCam System and a dental office networking system, known as InTELInet, for use in connection with the TeliCam System. The Company commenced shipments of TeliCam Systems to customers in February 1996 and, in November 1996, introduced the InTELInet networking system for the TeliCam System.

    BDI was initially formed in November 1995 to import from Russia, distribute and market dental burs in the United States and elsewhere. The first sales of the burs commenced in early March 1996. On July 9, 1996, the Company decided to discontinue the dental bur product line.

2. BASIS OF PRESENTATION

    On October 23, 1996, the Company authorized an increase in the authorized number of shares of Common Stock from 10,000,000 shares to 20,000,000 shares. The Board of Directors also authorized a new class of 1,000,000 shares of Preferred Stock with a par value of $.01 per share.

            DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC. AND SUBSIDIARIES

2. BASIS OF PRESENTATION (CONTINUED)
    On January 13, 1997, the Company effected a reverse stock split of 1 share for 2.197317574 shares of its issued and outstanding Common Stock. In addition, on February 11, 1997 the Company's Board of directors approved, subject to stockholder approval, a reverse stock split of 1 share for 1.33333333 shares of its issued and outstanding Common Stock. All share and per share amounts have been retroactively restated to reflect these reverse splits.

    On February 5, 1997 the Company changed its fiscal year-end from a fiscal year ending on the nearest Saturday to February 28th to a December 31 fiscal year-end. The accompanying consolidated financial statements reflect the operating results of the Company for the ten-month period from March 3, 1996 through December 31, 1996 and for the period from inception (October 23, 1995) through March 2, 1996.

3. ACQUISITION OF DMD AND BDI

    On March 1, 1996, DMDS (formerly Edudata) completed the acquisition of BDI and DMD. The acquisition was affected pursuant to the terms of the two Contribution Agreements dated February 29, 1996 ("Contribution Agreements") between DMDS and BDI and between DMDS and DMD. Pursuant to the Contribution Agreements the former shareholders of BDI and members of DMD received a total of 1,706,626 shares of newly issued DMDS restricted common stock, then constituting approximately 66.6% of DMDS' outstanding common stock, taking into consideration the newly issued shares. As part of the transaction, DMDS' prior Board of Directors resigned and were replaced by Robert H. Gurevitch, Chief Executive Officer, director and member/shareholder of DMD and BDI, Hiroki Umezaki, President of DMD's International Operations, director and member of DMD and two outside directors. In addition, existing management and security holders of both DMD and BDI assumed management control of DMDS.

    Accordingly, for accounting purposes the acquisition was treated as a recapitalization of DMD and BDI with DMD and BDI combined as the acquiror (reverse acquisition). As a result, the combined historical financial statements of DMD and BDI became the financial statements of DMDS.

    Further, since DMDS' assets consisted solely of approximately $660,000 in cash and cash equivalents and had no operations in the seven years prior to the acquisition, for accounting purposes this transaction was recorded by the Company as the issuance of common stock for cash held by DMDS. Therefore no proforma information has been presented.

4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of DMDS and its wholly owned subsidiaries as of December 31, 1996 and March 2, 1996 and for the ten-month period ended December 31, 1996 and for the period from inception (October 23, 1995) to March 2, 1996. All intercompany balances and transactions have been eliminated.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and

            DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC. AND SUBSIDIARIES

4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) the reported amounts of revenues and expenses during the reporting period. The significant estimates made in the preparation of the consolidated financial statements relate to the assessment of the carrying value of accounts receivable, inventories, and estimated provision for warranty costs. Actual results could differ from those estimates.

    RISKS AND UNCERTAINTIES

    The Company buys certain key components from one supplier or from a limited number of suppliers. Although there are a limited number of suppliers of the key components, management believes that other suppliers could provide similar components on comparable terms. Changes in key suppliers could cause delays in manufacturing and distribution of products and a possible loss in sales, which could adversely affect operating results.

    The Company has derived substantially all of its revenues from the sale of one product family. The Company believes that the inability to attract new customers, the loss of one or more of its major customers, a significant reduction in business from such customers, or the uncollectibility of amounts due from any of its larger customers, could have a material adverse affect on the Company.

    REVENUE RECOGNITION

    The Company recognizes revenue from the sales of systems and supplies at the time of shipment and satisfaction of significant vendor obligations, if any, net of an allowance for estimated sales returns. The Company generally warrants its systems for one year. A provision for estimated future costs relating to warranty is recorded when systems are shipped.

    CASH AND CASH EQUIVALENTS

    For purposes of the statement of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

    INVENTORIES

    Inventories are carried at standard costs which approximate the lower of actual cost (first-in; first-out) or market. Such amounts include the cost of materials and, when applicable, labor and overhead.

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost, less accumulated depreciation. Capitalized leases are recorded at the lower of fair market value or the present value of future minimum lease payments, less accumulated amortization. Maintenance and repairs are expensed as incurred. The cost and related accumulated depreciation and amortization of property and equipment sold or retired are removed from the accounts and the resulting gains or losses are included in current operations. Depreciation and amortization are provided on a straight line basis over the estimated useful lives of the related asset, or

            DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC. AND SUBSIDIARIES

4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) with respect to leasehold improvements and capital leases by the primary term of the lease, whichever is less, as follows:

Equipment and software, including capitalized leases...............    5 years
Furniture and fixtures.............................................    7 years
Leasehold improvements.............................................    3 years

    ADVERTISING AND PROMOTION COSTS

    Production costs of future media advertising and costs of dental industry trade shows are deferred until the advertising or trade show occurs. All other advertising and promotion costs are expensed as incurred. Total advertising and promotion expenses incurred for the ten-month period ended December 31, 1996 were $1,008,879 and for the period from inception (October 23, 1995) through March 2, 1996 were $437,590.

    RESEARCH AND DEVELOPMENT COSTS

    Costs related to research and development are expensed as incurred.

    INCOME TAXES

    The Company accounts for income taxes under the liability method. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities.

    STOCK-BASED EMPLOYEE COMPENSATION AWARDS

    Statement of Financial Accounting Standards No. 123, "Accounting for the Awards of Stock-Based Compensation to Employees" ("SFAS No. 123") encourages, but does not require companies to record compensation cost for stock-based compensation plans at fair value. The Company has adopted the disclosure requirements of SFAS No. 123, which involves proforma disclosure of net income under SFAS No. 123, detailed descriptions of plan terms and assumptions used in valuing stock option grants. The Company has chosen to continue to account for stock-based employee compensation awards in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees".

    CONCENTRATION OF CREDIT RISK AND MAJOR CUSTOMERS

    Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash deposits and trade accounts receivable. The Company's cash deposits are placed with various financial institutions and, from time to time, may exceed the Federal Deposit Insurance Corporation limit.

    For the ten month period ended December 31, 1996, five of the Company's customers accounted for approximately 21% of sales and as of December 31, 1996, six of the Company's customers, primarily international distributors, accounted for approximately 75% of trade accounts receivable. Export sales

            DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC. AND SUBSIDIARIES

4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) represented approximately 20% of total sales for the ten-month period ended December 31, 1996. No customer accounted for more than 10% of revenues and there were no export sales in the period ended March 2, 1996.

    The Company extends credit based on an ongoing credit evaluation of its customers' financial condition and generally does not require collateral. Estimated credit losses and returns have been provided for in the financial statements and, to date, have been within management's expectations.

    The majority of the Company's current customers consist of dental professionals. Certain of the dental professionals lease the Company's products through third party leasing companies. Under the terms of the sales, the leasing companies have no recourse against the Company.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    Statement of Financial Accounting Standards No. 107, "Disclosure About Fair Value of Financial Instruments", requires disclosure of fair value information about all financial instruments held by a company except for certain excluded instruments and instruments for which it is not practical to estimate fair value. The carrying value of the Company's financial instruments approximates their fair value.

    EARNINGS (LOSS) PER SHARE

    Earnings (loss) per share is computed based on the weighted average number of common and common equivalent shares outstanding during the periods presented, using the treasury stock method. Common stock equivalents related to warrants and stock options are excluded from the computation when their effect is antidilutive.

5. RELATED PARTY TRANSACTIONS

    In October 1996, the Company entered into an agreement with Boston Marketing pursuant to which the Company obtained worldwide marketing rights in the dental market for the Teli Units as well as the right to use the "TeliCam" trademark. At the time the Company entered into this agreement, Hiroki Umezaki was an officer, director and principal shareholder of the Company and is a substantial shareholder and the President of Boston Marketing. At December 31, 1996 and March 2, 1996 the Company owed Boston Marketing approximately $247,500 and $674,218, respectively, in connection with Teli Units purchased by the Company. For the ten-month period ended December 31, 1996, the Company purchased 2,509 Teli Units at an aggregate cost of $1,881,750 and from inception (October 23, 1995) through March 2, 1996, the Company purhased 905 Teli Units at an aggregate cost of $674,218 from Boston Marketing. In addition, the Company had an agreement with Mr. Umezaki pursuant to which he was to receive a 15% commission on all sales made by the Company in Asia, except Japan for which his commission was to be 12%. This agreement resulted in Mr. Umezaki earning $15,000 in commissions for the ten-month period ended December 31, 1996.

    From December 1995 through February 1996, Robert H. Gurevitch, Chairman of the Board and Chief Executive Officer of the Company, and Boston Marketing, an affiliate of Mr. Umezaki, loaned the Company an aggregate of $377,015. The promissory notes evidencing such loans bear interest at 6% per annum and were originally payable within six months. On February 26, 1996, the Company repaid $50,000 to each of Mr. Gurevitch and Boston Marketing. No interest has been paid on the remaining principal balance of these notes although interest has been accrued in the Company's financial statements. In

            DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC. AND SUBSIDIARIES

5. RELATED PARTY TRANSACTIONS (CONTINUED)
November 1996, Mr. Gurevitch and Boston Marketing each agreed to extend the term of their respective notes until the earlier to occur of: (i) twenty-four months following the closing of the Bridge Financing (see Note 11); (ii) at such time as the Company receives proceeds from the sale of the Common Stock in connection with a public offering; and (iii) the repayment of the Bridge Notes in full. In addition, on April 11, 1996, Boston Marketing loaned the Company an additional $25,000 under similar terms ("April Loan"). The April Loan was repaid in full on August 26, 1996.

    Mr. Gurevitch and Mr. Umezaki have guaranteed the performance by the Company under the Company's leases for its Irvine and Westlake premises, and Mr. Gurevitch has also personally guaranteed the Company's credit card processing agreement with the Checkfree Corporation.

6. INVENTORIES

    Inventories consisted of the following:

                                                                   DECEMBER 31,    MARCH 2,
                                                                       1996          1996
                                                                   ------------  ------------
Raw materials....................................................   $  789,464   $    754,946
Work in process..................................................      136,786         49,164
Finished goods...................................................      586,825        267,975
                                                                   ------------  ------------
                                                                    $1,513,075   $  1,072,085
                                                                   ------------  ------------
                                                                   ------------  ------------

7. PREPAID EXPENSES AND OTHER CURRENT ASSETS

    Prepaid expenses and other current assets consisted of the following:

                                                                   DECEMBER 31,    MARCH 2,
                                                                       1996          1996
                                                                   ------------  ------------
Prepaid advertising and industry trade show fees.................   $  178,281   $    117,495
Other............................................................       30,271         35,490
                                                                   ------------  ------------
                                                                    $  208,552   $    152,985
                                                                   ------------  ------------
                                                                   ------------  ------------

            DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC. AND SUBSIDIARIES

8. PROPERTY AND EQUIPMENT

    Property and equipment consisted of the following:

                                                                     DECEMBER 31,   MARCH 2,
                                                                         1996         1996
                                                                     ------------  ----------
Equipment and software, including $102,867 and $96,870 of
  capitalized leases at December 31, 1996 and March 2, 1996........   $  342,989   $  191,705
Furniture and fixtures.............................................      116,152       61,352
Leasehold improvements.............................................        5,761        5,162
                                                                     ------------  ----------
                                                                         464,902      258,219

Less accumulated depreciation and amortization, including $20,341 and $3,368 relating to capitalized leases at December 31, 1996
  and at March 2, 1996.............................................      (71,324)      (9,219)
                                                                     ------------  ----------
                                                                      $  393,578   $  249,000
                                                                     ------------  ----------
                                                                     ------------  ----------

9. ACCRUED LIABILITIES

    Accrued liabilities consisted of the following:

                                                                     DECEMBER 31,   MARCH 2,
                                                                         1996         1996
                                                                     ------------  ----------
Accrued commissions................................................   $  257,341   $   32,516
Accrued warranty...................................................       56,515       38,444
Accrued salaries and wages.........................................       42,159       45,432
Accrued interest...................................................       34,552        1,822
Other..............................................................       71,889       71,760
                                                                     ------------  ----------
                                                                      $  462,456   $  189,974
                                                                     ------------  ----------
                                                                     ------------  ----------

10. COMMITMENTS AND CONTINGENCIES

    LEASES

    The Company leases two facilities under various operating leases which expire in 1998 and 2000. The leases require the Company to pay taxes, maintenance fees, and insurance and provide for periodic fixed rent increases based on a published price index. The Company also leases certain equipment under capital leases which expire in 2000 and has the right to purchase the underlying equipment at the termination of the leases for its fair market value. Rent expense for all operating leases was approximately $102,000 and $38,000 for the ten-month period ended December 31, 1996 and for the period from inception (October 23, 1995) to March 2, 1996, respectively. All non-cancelable leases are guaranteed by Robert H. Gurevitch, Chief Executive Officer and Chairman of the Board of the Company. The other facility lease is co-guaranteed by Hiroki Umezaki, former Executive Vice President, director, Secretary, and stockholder of the Company.

            DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC. AND SUBSIDIARIES

10. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    The aggregate liability for future rentals under these lease agreements as of December 31, 1996, is summarized as follows:

                                                                         CAPITAL    OPERATING
YEAR ENDED DECEMBER 31                                                    LEASES      LEASES
----------------------------------------------------------------------  ----------  ----------
1997..................................................................  $   29,795  $  116,359
1998..................................................................      28,077     109,026
1999..................................................................      25,672      70,008
2000..................................................................      22,539      61,257
                                                                        ----------  ----------
                                                                           106,083  $  356,650
                                                                                    ----------
                                                                                    ----------

Less amounts representing:
  Interest............................................................      21,587
  Current portion.....................................................      18,468
                                                                        ----------
Long term portion.....................................................  $   66,028
                                                                        ----------
                                                                        ----------

11. CAPITAL TRANSACTIONS

    As previously described in Note 3, for accounting purposes, the acquisition of DMD and BDI was treated as a recapitalization of DMD and BDI, whereby the previously outstanding shares and interests of DMD and BDI were exchanged for 1,706,626 shares of DMDS (formerly Edudata) restricted common stock and 856,692 shares of common stock were issued for the approximately $660,000 in cash and cash equivalents held by DMDS ($606,000 net of issuance costs of approximately $54,000). Accordingly, DMD's and BDI's historical shareholder's equity and members' interest activity prior to the acquisition has been retroactively restated for the equivalent number of DMDS' common shares received in the transaction.

    The capital transactions of DMD and BDI prior to the acquisition of DMD and BDI by the Company have been restated as if (i) the Company issued 870,379 shares of its common stock to Robert Gurevitch, Chief Executive Officer and Chairman of the Board for cash payments totaling approximately $388,235 or $.44 per share; (ii) the Company issued 546,121 shares of its common stock to Hiroki Umezaki, Executive Vice-president, director, and Secretary of the Company for cash payments totaling approximately $243,000, or $.44 per share; and (iii) in exchange for services, 290,126 shares of the Company's common stock were issued to three employees and valued at approximately $128,000, or $.44 per share for which compensation expense was included in the consolidated statements of operations.

    On May 30, 1996, the Company completed the sale of a total of 422,219 shares of its common stock to six foreign investors. Each share was sold at a price of $2.58 per share and, consequently, the Company raised approximately $1,055,000 from the sale, net of related expenses of approximately $34,000.

    On November 27, 1996, the Company raised $1,314,766, net of issuance costs of $285,234, through a private placement of 32 Units to certain accredited investors. Each Unit consisted of a secured promissory note in the principal amount of $50,000 ("Note") and a warrant ("Bridge Warrant") to purchase 18,750 shares of Common Stock at a purchase price of $2.67 per share. The Notes bear interest at a rate of 10% per annum and the principal and all accrued interest are payable upon the earliest to occur of: (a) May 27, 1998; (b) certain change in control events effecting the Company; (c) a public offering of the Company's

            DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC. AND SUBSIDIARIES

11. CAPITAL TRANSACTIONS (CONTINUED)
securities; or (d) the sale by the Company's Chief Executive Officer of all or substantially all of his holdings of Common Stock. Upon the happening of certain events the holders of the Notes will have the right to convert the outstanding balances of their Notes into shares of Common Stock at a rate of $2.67 per share. The Warrants are first exercisable on November 27, 1997 and expire on November 27, 2002. As a result of the warrant issuance, these Notes have been discounted by $259,103, which amount is being amortized over the term of the Notes.

12. STOCK OPTIONS

    During the ten-month period ended December 31, 1996, the Company granted stock options to certain executives, key employees and directors. The options were granted with an exercise price equal to the fair value of the common stock at the date of grant, are fully vested and are exercisable over a period of five years.

    The fair value of each option granted is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions (i) risk-free interest rate of 6.85%, (ii) expected option life of 5 years, (iii) forfeiture rate of 0, (iv) expected volatility of 143% and (v) no expected dividends.

    A summary of stock option activity with executives, key employees and directors is as follows:

                                                                                     WEIGHTED      WEIGHTED AVERAGE
                                                                      NUMBER OF   AVERAGE OPTION    GRANT DATE FAIR
                                                                       SHARES     EXERCISE PRICE         VALUE
                                                                     -----------  ---------------  -----------------
Options outstanding at March 2, 1996...............................      --          $  --             $  --
Granted............................................................     139,943           2.63              2.11
Exercised..........................................................      --             --                --
                                                                     -----------         -----             -----
Options outstanding at December 31, 1996...........................     139,943      $    2.63         $    2.11
                                                                     -----------         -----             -----
                                                                     -----------         -----             -----
Options exercisable at December 31, 1996...........................     139,943      $    2.63
                                                                     -----------         -----
                                                                     -----------         -----

    The following table summarizes information about stock options outstanding at December 31, 1996:

Range of exercise prices........................................  $.88-2.93
Weighted average remaining contractual life.....................  51 months

    The Company has adopted the disclosure only provisions of SFAS No. 123 and accordingly, no compensation expense has been recognized for stock options granted to executives, key employees, and directors. Had compensation expense for such grants been determined based on the fair value of the award at the grant date, consistent with the provisions of SFAS No. 123, the Company's net income and income per share would have been reduced to the pro forma amounts indicated below:

Net income--as reported..........................................  $ 137,151
                                                                   ---------
                                                                   ---------
Net loss--pro forma..............................................  $(158,129)
                                                                   ---------
                                                                   ---------
Income per share--as reported....................................  $    0.05
                                                                   ---------
                                                                   ---------
Loss per share--pro forma........................................  $   (0.06)
                                                                   ---------
                                                                   ---------

            DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC. AND SUBSIDIARIES

12. STOCK OPTIONS (CONTINUED)
    In addition to the stock options granted to executives, key employees and directors, the Company also issued stock options to various non-employees for past or future services. As of December 31, 1996 options to purchase 80,211 shares of common stock were held by non-employees with an exercise price of $.88-$2.93 per share, exercisable over five to ten years. Certain of these options vest 20% per year over five years. Compensation expense of $47,200 was recognized during the ten-month period ended December 31, 1996 in connection with the issuance of these options.

13. INCOME TAXES

    The income tax expense (benefit) for the ten-month period ended December 31, 1996 is as follows:

Current:
  Federal.........................................................  $ 132,570
  State...........................................................     36,000
                                                                    ---------
                                                                      168,570
                                                                    ---------
Deferred:
  Federal.........................................................    (67,000)
  State...........................................................    (23,000)
                                                                    ---------
                                                                      (90,000)
                                                                    ---------
Total.............................................................  $  78,570
                                                                    ---------
                                                                    ---------

    The Company's effective tax rate for the ten-month period ended December 31, 1996 differs from the statutory federal income tax rate as follows:

Tax provision at the statutory rate.................................          34%
Nondeductible expenses..............................................          10
State taxes, net of federal benefit.................................          14
Reduction in deferred asset valuation allowance.....................         (27)
Other...............................................................           5
                                                                              --
                                                                              36%
                                                                              --
                                                                              --

    There was no tax expense for the period from inception (October 23, 1995) through March 2, 1996 due principally to DMD being formed as a limited liability company and, prior to the acquisition by DMDS, having elected to be taxed as a partnership. Due to the net operating loss incurred, however, treatment as a C corporation would not have resulted in tax expense for the period from inception through March 2, 1996.

            DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC. AND SUBSIDIARIES

13. INCOME TAXES (CONTINUED)
    The components of the net deferred taxes are as follows:

                                                                      DECEMBER 31,   MARCH 2,
                                                                          1996         1996
                                                                      ------------  ----------
Deferred Tax Assets:
  Inventory reserves................................................   $   28,300   $   26,900
  Warranty accrual..................................................       22,600       15,400
  Allowance for returns and doubtful accounts.......................       37,900       11,000
  Other.............................................................        1,200        4,300
  Valuation allowance...............................................       --          (57,600)
                                                                      ------------  ----------
                                                                       $   90,000   $   --
                                                                      ------------  ----------
                                                                      ------------  ----------

    Based on the level of taxable income generated by the Company in the current period, management believes it is more likely than not that the Company will realize the benefit of its recorded net deferred tax asset.

14. SUBSEQUENT EVENTS (UNAUDITED)

    Effective February 11, 1997 the Company's Board of Directors approved the adoption of the 1997 Stock Incentive Plan ("Plan"). The Plan provides for the grant of stock awards to directors, employees, officers and consultants of the Company. A maximum of 350,000 shares of Common Stock are authorized and reserved for issuance under the Plan.

    On February 13, 1997, the Company received a commitment letter from a bank to provide a $2,000,000 line of credit, to be secured by a first priority security interest in the Company's assets and by an assignment of the Company's rights under the Boston Marketing Distribution Agreement. The credit facility will bear interest monthly at the bank's prime rate, plus one-quarter of one percent, through June 1, 1998. All borrowings under the facility will be subject to a formula based, generally, on the levels of accounts receivable and inventory.

[Back Inside Cover:Photograph and diagram depicting the InTELInet system.]

Captions include:
[IT'S THE DIFFERENCE]
- Exclusive Microporocessor Technology.
- Printer is an option, not a requirement.
- Printer breakdown does not mean system shutdown.
- Direct communication with front office system and radiography.
- Less wiring means lower costs.
- Simultaneous use of multiple cameras without printer or external capture device.
- Lowest cost, highest quality, cleanest networking solution, installed by DMD trained professionals.

- Sturdy, fully adjustable wall mounted bracket holds 20" monitor securely.
- Adjustable wall mounting system operates TellCom convenience. Pole mount also available.
- Built-in VCR for patient education & entertainment.
- TelCom is designed for ease of use and efficiency.
- Convenient shelf for CDI player, etc.
INTELINET-REGISTERED TRADEMARK- -- One cable is routed from each operatory to the printer hub. Monitor and foot pedal connect directly to TeliCam. All cameras in the system can be used simultaneously.

TYPICAL NETWORK . . . only one camera can be used at a time. Additional cameras require additional printers.

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

    NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY THE UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED BY THIS PROSPECTUS, OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES BY ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IS UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                              -------------------

                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------
Prospectus Summary.............................          3
The Company....................................          7
Risk Factors...................................          8
Use of Proceeds................................         16
Dilution.......................................         18
Capitalization.................................         19
Price Range of the Common Stock................         20
Dividend Policy................................         20
Selected Consolidated Financial Data...........
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................         21
Business.......................................         25
Management.....................................         35
Principal Stockholders.........................         39
Certain Transactions...........................         40
Description of Securities......................         41
Shares Eligible For Future Sale................         45
Selling Securityholders and Plan of
  Distribution.................................         47
Underwriting...................................         49
Legal Matters..................................         50
Experts........................................         50
Available Information..........................         50
Index to Financial Statement...................        F-1

                                 DENTAL/MEDICAL
                            DIAGNOSTIC SYSTEMS, INC.

                                     [LOGO]

                        1,500,000 SHARES OF COMMON STOCK
                                      AND
                              1,500,000 REDEEMABLE
                         COMMON STOCK PURCHASE WARRANTS

                             ---------------------

                                   PROSPECTUS
                             ---------------------

                           M. H. MEYERSON & CO., INC.
                                  FOUNDED 1960
                            525 WASHINGTON BOULEVARD
                         JERSEY CITY, NEW JERSEY 07310

                     TRADING
  RETAIL SALES     & SYNDICATE     INSTITUTIONAL
   DEPARTMENT       DEPARTMENT       DEPARTMENT

  201-459-9500     201-459-9600     201-332-3513
  800-888-8118     800-333-3113     800-422-4114

                               INVESTMENT BANKING
                                  201-459-9459
                                  800-444-4114

                                          , 1997

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24. INDEMNIFICATION.

    As permitted by the Delaware General Corporation Law ("DGCL"), the Company's Amended and Restated Certificate of Incorporation limits the personal liability of directors to the Company for monetary damages for certain breaches of fiduciary duty. Liability is not eliminated for (i) any breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or stock purchases or redemptions pursuant to Section 174 of the DGCL, or (iv) any transaction from which the director derived an improper personal benefit.

    The Company has also entered into indemnification agreements with each of its directors and executive officers. The indemnification agreements provide that the directors and executive officers will be indemnified to the fullest extent permitted by applicable law against all expenses (including attorneys' fees), judgments, fines and amounts reasonably paid or incurred by them for settlement in any threatened, pending or completed action, suit or proceeding, including any derivative action, on account of their services as a director or officer of the Company or of any subsidiary of the Company or of any other company or enterprise in which they are serving at the request of the Company. No indemnification will be provided under the indemnification agreements, however, to any director or executive officer in certain limited circumstances, including on account of knowingly fraudulent, deliberately dishonest or willful misconduct. To the extent the provisions of the indemnification agreements exceed the indemnification permitted by applicable law, such provisions may be unenforceable or may be limited to the extent they are found by a court of competent jurisdiction to be contrary to public policy.

    The Company is currently seeking estimates on obtaining a directors and officers liability insurance policy. The Company intends to obtain such a policy provided the costs of obtaining the policy are not prohibitively expensive as compared to the amount of coverage which may be obtained.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission ("Commission") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the expenses payable by the Company in connection with the issuance and distribution of the securities being registered (other than underwriting discounts and selling commissions payable by the Registrant), in connection with the offering described in the Registration Statement. All of the amounts shown are estimates except the registration fee and the NASD filing fees.

SEC registration fee......................................................  $   8,885
NASD filing fee...........................................................      3,444
Nasdaq listing fee........................................................     10,000
Accounting fees and expenses..............................................     50,000
Legal fees and expenses...................................................    255,000
Blue sky legal fees and expenses (including attorneys fees)...............     50,000
Printing, delivery expenses...............................................     85,000
Transfer agent fees and expenses..........................................     10,000
Directors' and Officers' Liability Insurance..............................     50,000
Miscellaneous expenses....................................................      2,671
                                                                            ---------
    Total.................................................................  $ 525,000
                                                                            ---------
                                                                            ---------

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

    Except as hereinafter set forth, there have been no sales of unregistered securities by the Registrant during the past three years.

    On March 1, 1996, the Company completed the acquisition of BDI and DMD which was treated, for accounting purposes, as a recapitalization of BDI and DMD, respectively. Previously outstanding shares and interests of BDI and DMD, respectively, were exchanged for 1,706,626 shares of the Company's restricted Common Stock and 856,692 shares of Common Stock were issued for the approximately $660,000 in cash and cash equivalents held by the Company. The Company relied upon Section 4(2) of the Securities Act of 1933, as amended (the "Act") for an exemption from the registration requirements of the Act, and upon
Section 25102(f) of the California Corporate Securities Law of 1968 (the "CCSL") for an exemption from the qualification requirements of the CCSL.

    On May 30, 1996, the Company completed the sale of a total of 422,219 shares of its Common Stock to six foreign investors for which the Company received approximately $1,055,000. The Company relied on Regulation S for an exemption from the registration requirements of the Act.

    During the ten-month period ended December 31, 1996 the Company issued options to certain key employees, directors and consultants or other non-employees to purchase 220,154 shares of its Common Stock, of which all such options remain issued and outstanding. The Company relied upon Section 4(2) of the Act for an exemption from the registration requirements of such Act, and upon Section 25102(f) of the CCSL for an exemption from the qualification requirements of the CCSL.

    On November 27, 1996, the Company effected a private placement of 32 Units to certain accredited investors. Each Unit consisted of a $50,000 convertible promissory note and a warrant to purchase 18,750 shares of the Common Stock, thereby raising $1,314,766. The Company relied upon Section 4(2) of the Act and Rule 506 of Regulation D for an exemption from the registration requirements of the Act and upon Section 25102(f) and other available state limited offering exemptions from the qualification provisions of the CCSL and blue sky laws of other states.

ITEM 27. EXHIBITS.

    The following exhibits to this Registration Statement are filed herewith:

 EXHIBIT   DOCUMENT
   NO.     DESCRIPTION
---------  ---------------------------------------------------------------------------------------------------------
 1.1.      Form of Underwriting Agreement.*

 1.2.      Form of Underwriter's Purchase Option granted to M.H. Meyerson & Co., Inc.*

 2.l.      Contribution Agreement, dated February 29, 1996, by and among the Registrant and Robert H. Gurevitch,
           Hiroki Umezaki, Fred Kinley and Dewey Perrigo, as Members of United Medical Diagnostic Systems, LLC.

 2.2.      Contribution Agreement, dated February 29, 1996, by and among the Registrant and Robert H. Gurevitch,
           Anatoly Borodyansky and Dewey Perrigo, as stockholders of Bavarian Dental Instruments, Inc.

 2.3.      Dental\Medical Diagnostic Systems, Inc. 1997 Stock Incentive Plan.

 3.1.      Amended and Restated Certificate of Incorporation of the Registrant.

 3.2.      Bylaws of the Registrant.

 4.1.      Specimen Stock Certificate of the Registrant.*

 4.2.      Form of Warrant Agreement between American Stock Transfer & Trust Company and the Registrant.*

 EXHIBIT   DOCUMENT
   NO.     DESCRIPTION
---------  ---------------------------------------------------------------------------------------------------------
 5.1.      Opinion and Consent of Troop Meisinger Steuber & Pasich.*

10.1.      Agency Agreement dated as of October 23, 1996, by and between the Registrant and M.H. Meyerson & Co.,
           Inc. (2)

10.2.      Form of Subscription Agreement. (2)

10.3.      Supplement No. 1 to Confidential Term Sheet, dated November 14, 1996 (2)

10.4.      Form of Amendment to Warrant, dated as of March   , 1997. Issued by the Registrant.*

10.5.      Form of Secured Convertible Promissory Note, dated as of November 25, 1996. Issued by the Registrant and a Schedule of Warrant Holders. (2)

10.6.      Form of Warrant for the Purchase of Shares of Common Stock, dated as of November 25, 1996. Issued by the
           Registrant and a Schedule of Warrant holders. (2)

10.7.      Form of Lock-Up Agreement Letter, dated January 31, 1997, addressed to M.H. Meyerson & Co., Inc. from certain purchasers of the Registrant's Common Stock.

10.8.      Form of Registration Rights Agreement Letter, dated January 31, 1997, from Registrant to those certain
           Purchasers of Registrant's Common Stock listed on the Schedule thereto.

10.9.      Commitment Letter, dated February 13, 1997, from Comerica Bank confirming extension of secured line of credit for Registrant.

10.10.     Security Agreement, dated as of November 25, 1996. Entered into by the Registrant. (2)

10.11.     Employment Agreement, dated as of October 1, 1996, between the Registrant and Robert H. Gurevitch. (2)

10.12.     Employment Agreement, dated as of October 1, 1996, between the Registrant and Dewey Perrigo. (2)

10.13.     Letter of Intent, dated August 23, 1997, between the Registrant and Olympus Japan Co., Ltd.

10.14.     Distribution Agreement, dated as of October 1, 1996, between the Registrant and Boston Marketing Company,
           Ltd., as amended.

10.15.     Distributor Agreement, dated August 29, 1996, between the Registrant and 479671 BC Ltd. d/ b/a/ National
           Dental Direct.

10.16.     Distributor Agreement, dated June 1, 1996, between the Registrant and Michel Van Gerven, Imaging Concepts
           N.V.

10.17.     Distributor Agreement, dated May 23, 1996, between the Registrant and New Image Industries Pty Ltd NII.

10.18.     Distributor Agreement, dated September 19, 1996, between the Registrant and Macana, Inc. d/b/a Florida
           Dental and Medical Supply.

10.19.     Form of Distributor Agreement, dated May 30, 1996, between the Registrant and David Lok.

10.20.     Sales Representative Agreement, dated October 28, 1996, between the Registrant and Boston Marketing
           Company, Ltd.

10.21.     Exclusive Purchase Agreement, dated October 28, 1996, between the Registrant and Fujimi Optics Corp.

10.22.     1996 Systems Integrator/Value Added Integrator Agreement, dated April 1, 1996, between the Registrant and
           Sony Business & Professional Products Group, Sony Electronics, Inc.

 EXHIBIT   DOCUMENT
   NO.     DESCRIPTION
---------  ---------------------------------------------------------------------------------------------------------
10.23.     Letter of Authorization, dated December 25, 1995, from JV Dentomal in favor of BDI; and Declaration of
           Exclusive Rights, dated December 25, 1995, made by JV Dentomal in favor of BDI. (1)

10.24.     Letter of Authorization, dated January 3, 1996, from NPO Altech in favor of BDI; and Declaration of
           Exclusive Rights, dated December 24, 1995, made by NPO Altech in favor of BDI.*

10.25.     Promissory Note, dated February 1, 1996, made by the Registrant in favor of Boston Marketing Company,
           Ltd.

10.26.     Promissory Note, dated February 15, 1996, made by the Registrant in favor of Boston Marketing Company,
           Ltd.

10.27.     Promissory Note, dated April 11, 1996, made by the Registrant in favor of Boston Marketing Company, Ltd.

10.28.     Extension of Promissory Note, dated November 5, 1996, between the Registrant and Boston Marketing
           Company, Ltd. (2)

10.29.     Promissory Note, dated February 1, 1996, between the Registrant and Robert H. Gurevitch.

10.30.     Promissory Note, dated February 15, 1996, made by the Registrant in favor of Robert H. Gurevitch.

10.31.     Extension of Promissory Note, dated November 5, 1996, between the Registrant and Robert H. Gurevitch. (2)

10.32.     Standard Office Lease, dated October 30, 1995, between John Hancock Mutual Life Insurance Company ("John
           Hancock") and the Registrant, for Suite 202 at 200 North Westlake Boulevard Office; and Guaranty of
           Lease, dated November 6, 1995, made by Robert H. Gurevitch in favor of John Hancock.

10.33.     Office Lease, dated November 1, 1992, between Pacifica Corporation and Jacqueline Julien d/ b/a North
           Ranch Commercial Realty ("North Ranch") for Suite 207 at 200 North Westlake Boulevard Office; First
           Amendment to Lease, dated October 26, 1996, between John Hancock and North Ranch whereby John Hancock renews Suite 207 Office Lease, dated November 1, 1992, with North Ranch as Tenant, and assumes role of
           Registrant from Pacifica Corporation; Standard Sublease, dated April 19, 1996, between Registrant as
           Sublessee, and North Ranch, as Sublessor, for portion of Suite 207 at 200 North Westlake Blvd Office; and
           Consent to Sublease, dated April 19, 1996, made by John Hancock.*

10.34.     Industrial Lease, dated October 23, 1995, between Registrant and The Irvine Company, for One Technology
           Park Office.

10.35.     Equipment Lease, dated February 12, 1996, between the Registrant and Copelco Capital, Inc.*

10.36.     Equipment Lease, dated November 29, 1995, between the Registrant and Copelco Capital, Inc.*

10.37.     Equipment Lease, dated January 2, 1996, between the Registrant and Copelco Capital, Inc.*

10.38.     Commercial Security Agreement, dated April 15, 1996, between the Registrant and Hitachi Home Electronics
           (America), Inc.*

10.39.     Form of Indemnification Agreement and Schedule of Indemnified Parties.

10.40.     Form of Notice of Vested Stock Option Letter and Schedule of Recipients.

11.1.      Statement Re: Computation of per share earnings.

21.1.      Subsidiaries of the Registrant.

 EXHIBIT   DOCUMENT
   NO.     DESCRIPTION
---------  ---------------------------------------------------------------------------------------------------------
23.1.      Consent of Coopers & Lybrand, L.L.P.

23.2.      Consent of Troop Meisinger Steuber & Pasich, LLP (included in Exhibit 5.1)*

24.1.      Power of Attorney (included in Part II, Page 6).

27.1.      Financial Data Schedule.

------------------------

*   To be filed by amendment.

(1) Incorporated by reference form the Registrant's Report on Form 8-K , dated March 1, 1996.

(2) Incorporated by reference form the Registrant's Report on Form 10-QSB, dated November 30, 1996

ITEM 28. UNDERTAKINGS.

    (a) The undersigned small business issuer hereby undertakes that it will:

        (1) File, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

        (2) For determining liability under the Securities Act of 1933 ("Act"), treat each post-effective amendment as a new Registration Statement of securities offered, and the offering of the securities at the time to be the initial bona fide offering.

        (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

    (b) The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

    (c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Certificate of Incorporation or Bylaws of the Registrant and the Delaware General Corporation Law or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has already been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and shall be governed by the final adjudication of such issue.

    (d) (1) For determining any liability under the Act, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant under Rule 424(b)(1) or (4) or 497(h) under the Act as part of this Registration Statement as of the time the Commission declared it effective; and

        (2) For determining any liability under the Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement of the securities offered in the Registration Statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Westlake Village, California on the 28th day of February 1997.

                                          DENTAL/MEDICAL DIAGNOSTICS SYSTEMS,
                                          INC.

                                          By:     /s/ ROBERT H. GUREVITCH
                                          --------------------------------------

                                                    Robert H. Gurevitch,
                                                 CHAIRMAN OF THE BOARD AND
                                                  CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert H. Gurevitch and Ronald E. Wittman, or any one of them, his attorney-in-fact and agent, with full power of substitution, for him or her in any and all capacities, to sign any amendments to this Registration Statement on Form SB-2, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitutes, may do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form SB-2 has been signed below by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                       TITLE                          DATE
-----------------------------------------------------  ------------------------------------  --------------------

               /s/ ROBERT H. GUREVITCH                 Chairman of the Board, Chief          February 28, 1997
       ---------------------------------------           Executive Officer, President and
                 Robert H. Gurevitch                     Secretary

                /s/ RONALD E. WITTMAN                  Chief Financial Officer (Principal    February 28, 1997
       ---------------------------------------           Financial and Accounting Officer),
                  Ronald E. Wittman                      Director

               /s/ MARVIN H. KLEINBERG                 Director                              February 28, 1997
       ---------------------------------------
                 Marvin H. Kleinberg